Form 10-K405, Exhibit 13
BANK SOUTH CORP
filed 1995-03-30
CIK 39394

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Bank South Corporation and its subsidiaries (the "Company") reported net income of $80.2 million, or $1.47 per share, in 1994, an increase of 9.3 percent over 1993 net income of $73.3 million, or $1.55 per share. Net income for 1993 included an after-tax gain of $19.8 million or $0.42 per share in the fourth quarter from the sale of the Company's Pensacola, Florida, bank. Excluding the effects of this gain, net income and earnings per share for 1994 increased 49.7 percent and 30.1 percent, respectively. The increase in net income from 1993 to 1994 was primarily due to acquisitions, increased service charges on deposits and a lower loan loss provision.

    The Company's return on average assets was 1.28 percent in 1994 compared to
    1.48 percent for 1993. The return on average equity was 14.26 percent in 1994 compared to 18.24 percent in 1993, reflecting the full-year impact of new equity issued in 1993.


    FINANCIAL HIGHLIGHTS

                                                                                                      Percent         Percent
                                                                                                       change          change
                                                    1994            1993            1992           1993 to 1994     1992 to 1993
                                                --------------------------------------------------------------------------------
                                                                 Thousands of dollars, except per share data
FOR THE YEAR
    Net interest income (taxable equivalent)    $  255,975      $  210,021      $  180,943              22%              16%
    Net interest income                            241,691         204,705         178,059              18               15
    Provision for loan losses                        6,397          19,213          31,543             (67)             (39)
    Non-interest income                            119,357         145,553         123,401             (18)              18
    Non-interest expense                           262,055         237,702         233,393              10                2
    Net income                                      80,151          73,349          29,697               9              147

PER COMMON SHARE
    Net income                                  $     1.47      $     1.55      $     0.73              (5)%            112%
    Cash dividends declared                           0.48            0.24              --             100               --
    Common book value                                11.00            9.76            7.77              13               26

AT YEAR END
    Loans, net of unearned income               $3,771,316      $3,318,598      $2,788,569              14%              19%
    Earning assets                               6,265,216       5,190,802       4,146,936              21               25
    Assets                                       6,929,265       5,764,768       4,714,024              20               22
    Deposits                                     4,749,681       4,250,198       3,862,273              12               10
    Shareholders' equity                           601,076         496,449         342,781              21               45

AVERAGE BALANCE
    Loans, net of unearned income               $3,495,145      $2,856,127      $2,845,993              22%              --%
    Earning assets                               5,617,891       4,438,107       4,244,060              27                5
    Assets                                       6,262,786       4,951,546       4,764,603              26                4
    Deposits                                     4,527,123       3,841,604       3,796,605              18                1
    Shareholders' equity                           562,134         402,119         296,029              40               36

KEY PERFORMANCE RATIOS
    Return on average assets                          1.28%           1.48%           0.62%            (14)%            139%
    Return on average shareholders' equity           14.26           18.24           10.03             (22)              82
    Net interest margin (taxable equivalent)          4.56            4.73            4.26              (4)              11
    Non-interest expense/net revenue
      (taxable equivalent)                           69.82           66.85           76.69               4              (13)


    Note: The December 31, 1994, 1993 and 1992 amounts include the effect of business combinations (see Note 2 to the Consolidated Financial Statements).

Average shareholders' equity increased 39.8 percent in 1994 compared to 1993, primarily due to retention of earnings and additional stock issuances under the Dividend Reinvestment Plan, employee and director benefit plans and acquisitions. Shareholders' equity at December 31, 1994 was $601.1 million, a historical high. During 1994, the Company declared a total of $0.48 per share in dividends, an increase of 100 percent over the $0.24 per share declared in 1993. Dividends were reinstated in the first quarter of 1993 and increased in the first and third quarters of 1994.

Non-performing assets were $25.9 million at December 31, 1994, 42.1 percent lower than the 1993 balance of $44.7 million. Non-performing assets at year end 1994 were at the lowest level since 1986. Non-performing assets as a percentage of total loans, other real estate owned and other non-performing assets declined to 0.69 percent at December 31, 1994 from 1.34 percent in 1993.

In 1994, the Company achieved or exceeded each of the five-year financial objectives established in 1991. The objectives and the actual results are shown below.


                                                                                      FINANCIAL OBJECTIVES


                                                                                                1996
                                                   1992           1993         1994           Targeted
                                                  Actual         Actual       Actual            Range
                                                ----------------------------------------------------------
Return on assets                                   0.62%          1.48%        1.28%        1.10  -  1.35%

Return on equity                                  10.03          18.24        14.26        14.00  - 17.00

Average tangible equity/average assets
  (leverage ratio)                                 6.66           8.42         8.07         6.50  -  7.50

Non-performing assets/total loans,
  OREO and other non-performing assets             3.92           1.34         0.69         1.00  -  2.50

Net charge-offs/average loans                      1.41           0.54         0.44         0.50  -  1.00


The Company significantly strengthened its presence in metro Atlanta by completing several acquisitions in late 1993 and during 1994.

On December 2, 1993, the Company acquired the Barnett Banks of Atlanta and Fayette County ("Barnett") and sold its Pensacola, Florida, subsidiary, Citizens and Peoples National Bank, to Barnett Banks, Inc. At December 31, 1992, Barnett had assets of $789.0 million, which included $646.2 million of loans and $699.0 million of deposits. This transaction was accounted for as a purchase.

On March 11, 1994, the Company acquired the Merchant Bank Corporation in Atlanta ("Merchant"). At December 31, 1993, Merchant had assets of $138.6 million, which included $73.9 million of loans and $124.6 million of deposits. This transaction was accounted for as a pooling of interests.

On March 15, 1994, the Company acquired Chattahoochee Bancorp, Inc. in Marietta, Georgia ("Chattahoochee"). At December 31, 1993, Chattahoochee had assets of $258.5 million, which included $185.9 million of loans and $225.8 million of deposits. This transaction was accounted for as a purchase.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

    SELECTED FINANCIAL DATA
    TABLE 1

                                                          1994             1993
                                                 ---------------------------------------
                                                 Thousands of dollars, except share data
FOR THE YEAR
    Net interest income (taxable equivalent)          $   255,975      $   210,021
    Net interest income                                   241,691          204,705
    Provision for loan losses                               6,397           19,213
    Non-interest income                                   119,357          145,553
    Non-interest expense                                  262,055          237,702
    Income tax expense (benefit)                           12,445           19,994
    Net income (loss)                                      80,151           73,349

PER COMMON SHARE
    Net income (loss)                                 $      1.47      $      1.55
    Cash dividends declared                                  0.48             0.24
    Common book value                                       11.00             9.76
    Common stock price:
       High                                                 21.00            16.13
       Low                                                  14.75            11.25
       Year end                                             17.75            15.25
    Price/earnings multiple                                 12.07X            9.84X
    Price/book value multiple                                1.61X            1.56X

AT YEAR END
    Loans, net of unearned income                     $ 3,771,316      $ 3,318,598
    Earning assets                                      6,265,216        5,190,802
    Assets                                              6,929,265        5,764,768
    Deposits                                            4,749,681        4,250,198
    Long-term debt                                         89,554           98,738
    Shareholders' equity                                  601,076          496,449
    Common shares outstanding                          54,644,880       50,858,597

AVERAGE BALANCES
    Loans, net of unearned income                     $ 3,495,145      $ 2,856,127
    Earning assets                                      5,617,891        4,438,107
    Assets                                              6,262,786        4,951,546
    Deposits                                            4,527,123        3,841,604
    Long-term debt                                         94,155           71,257
    Shareholders' equity                                  562,134          402,119
    Weighted average common shares
       and common share equivalents outstanding        54,343,754       47,407,392

KEY PERFORMANCE RATIOS
    Return on average assets                                 1.28%            1.48%
    Return on average shareholders' equity                  14.26            18.24
    Net interest margin (taxable equivalent)                 4.56             4.73
    Non-interest expense/net revenue (taxable
       equivalent)                                          69.82            66.85
    Shareholders' equity to total assets
       at year end                                           8.67             8.61
    Average shareholders' equity to average assets           8.98             8.12
    Dividend payout                                         32.65            15.48

    Note: The common stock price data represents actual sales prices without retail markups, markdowns or commissions. The common stock is traded on NASDAQ.

    The financial information above includes the effect of business combinations (see Note 2 to the Consolidated Financial Statements).

    *  Not meaningful

SELECTED FINANCIAL DATA
TABLE 1

                                                                                                                      Five Year
                                                                                                                      Compound
                                                  1992              1991               1990               1989       Growth Rate
                                             ------------------------------------------------------------------------------------
                                                                     Thousands of dollars, except share data
FOR THE YEAR
    Net interest income (taxable equivalent)   $    180, 043     $  184,490       $    211,313       $    205,559       4.48%
    Net interest income                             178,059         173,571            194,050            188,286       5.12
    Provision for loan losses                        31,543          77,111            100,101             20,875     (21.06)
    Non-interest income                             123,401          95,378             86,619             81,636       7.89
    Non-interest expense                            233,393         262,534            198,893            189,105       6.74
    Income tax expense (benefit)                      6,827         (11,791)            (8,930)             9,985       4.50
    Net income (loss)                                26,697         (58,905)            (9,395)            49,957       9.92

PER COMMON SHARE
    Net income (loss)                                0.73      $      (1.59)      $      (0.26)      $       1.38       1.30%
    Cash dividends declared                            --              0.26               0.51               0.47       0.42
    Common book value                                7.77              6.82               8.65               9.42       3.16
    Common stock price:
       High                                         12.88              8.25              12.50              14.25       8.06%
       Low                                           5.63              5.00               5.50              10.13       7.80
       Year end                                     11.75              5.63               6.25              11.88       8.36
    Price/earnings multiple                         16.10X                *                  *               8.61X      7.00
    Price/book value multiple                        1.51X             0.83X              0.72X              1.26X      5.05

AT YEAR END
    Loans, net of unearned income              $2,788,569      $  2,903,198       $  3,416,599       $  3,436,634       1.88%
    Earning assets                              4,146,936         4,123,086          4,741,552          4,758,219       5.66
    Assets                                      4,714,024         4,708,264          5,470,814          5,327,217       5.40
    Deposits                                    3,862,273         3,878,737          4,297,391          3,890,803       4.07
    Long-term debt                                 60,367            63,317             64,703             82,299       1.60
    Shareholders' equity                          343,305           254,088            316,832            343,077      11.87
    Common shares outstanding                  44,140,901        37,185,682         36,628,297         36,431,187

AVERAGE BALANCES
    Loans, net of unearned income               2,845,993      $  3,161,703       $  3,555,737       $  3,452,583       0.25%
    Earning assets                              4,244,060         4,618,693          4,987,230          4,550,554       4.30
    Assets                                      4,764,603         5,167,333          5,537,434          5,090,753       4.23
    Deposits                                    3,796,605         4,122,864          4,033,590          3,844,513       3.32
    Long-term debt                                 61,263            63,494             74,814             82,968       2.56
    Shareholders' equity                          296,029           291,694            334,091            322,316      11.77
    Weighted average common shares
     and common share equivalents outstanding  40,742,832        36,988,650         36,497,259         36,259,827

KEY PERFORMANCE RATIOS
    Return on average assets                         0.62%            (1.14)%            (0.17)%             0.98%
    Return on average shareholders' equity          10.03            (20.19)             (2.84)             15.50
    Net interest margin (taxable equivalent)         4.26              3.99               4.24               4.52
    Non-interest expense/net revenue (taxable
       equivalent)                                  76.69             93.81              66.76              65.85
    Shareholders' equity to total assets
       at year end                                   7.27              5.38               5.79               6.44
    Average shareholders' equity to average assets   6.21              5.64               6.03               6.33
    Dividend payout                                     *                 *                  *              34.06


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

On April 22, 1994, the Company entered Douglas County through the purchase of the Lithia Springs branch of the Southern Federal Savings Association of Georgia ("Lithia Springs") in a cash transaction from the RTC. Lithia Springs had approximately $10.7 million of deposits.

On July 22, 1994, the Company acquired Citizens Express Company in Gainesville, Georgia ("Citizens"). At December 31, 1993, Citizens had assets of $98.9 million, which included $58.6 million of loans and $89.8 million of deposits. This transaction was accounted for as a pooling of interests (see Note 2 to Consolidated Financial Statements).

In addition, the Company has a pending acquisition with Gwinnett Bancshares, Inc., in Lawrenceville, Georgia ("Gwinnett"). The acquisition is expected to close in the first quarter of 1995. At December 31, 1994, Gwinnett had assets of $319.1 million, which included $164.2 million of loans and $283.4 million of deposits. This transaction is expected to be accounted for as a pooling of interests (see Note 20 to the Consolidated Financial Statements).

The Company has 145 banking offices, of which 50 are InStore banking locations, primarily in Kroger stores throughout metro Atlanta. Average loan balances in the InStore branches was $1.1 million per office during 1994, an increase of
30.5 percent compared to 1993. Average deposits in the InStore branches were $9.1 million per office during 1994, an increase of 28.2 percent compared to 1993. The expansion of InStore banking locations with extended hours has allowed the Company to provide convenient branch banking at a lower cost to the Company.

NET INTEREST INCOME Net interest income, the primary source of earnings for the Company, is the difference between interest income on earning assets, primarily loans and investment securities, and interest expense on interest-bearing liabilities, primarily deposits, which fund the assets. The level of the Company's net interest income is a result of the level of earning assets, combined with the various interest rate spreads between the assets and the liabilities. Net interest income, on a taxable equivalent basis ("t.e."), represented approximately 68.5 percent of net revenue (the total of net interest income, t.e., and non-interest income excluding securities gains and the pre-tax gain on sale of bank subsidiary in 1993) in 1994, as compared to
66.1 percent in 1993 and 66.5 percent in 1992. Net interest income, t.e., was $256.0 million in 1994, compared to $210.0 million in 1993 and $180.9 million in 1992. The 21.9 percent increase in 1994 was the result of higher levels of average total loans ($639.0 million higher) and average investment securities held to maturity ($364.3 million higher).

The net interest margin (net interest income, t.e., divided by average total earning assets) is a key performance measure for net interest income. The net interest margin was 4.56 percent in 1994, a decrease from 4.73 percent in 1993 and an increase from 4.26 percent in 1992. The decrease in 1994 compared to 1993 was primarily due to competitive pricing on loans, narrower spreads on investments and a rising rate environment. The increase in 1993 compared to 1992 was due to significant transaction account deposit growth, an increase in net income from hedging activities, a decline in higher cost time deposits and a decline in non-performing assets.

Average earning assets increased to $5.6 billion in 1994 from $4.4 billion in 1993, primarily the result of an increase in investment securities and consumer loans.

                                TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS
                                                                         TABLE 2

                                                             1994                                   1993
                                                      Compared with 1993                      Compared with 1992
                                                      increase (decrease)                    increase (decrease)
                                                       due to change in:                      due to change in:
                                             --------------------------------------   -------------------------------------
                                                Average      Average   Net increase    Average      Average    Net increase
                                                volume        rate      (decrease)     volume        rate       (decrease)
                                             ------------------------------------------------------------------------------
                                                                         Thousands of dollars
INTEREST INCOME
    Loans, net of unearned income:
        Taxable                                $  52,689    $ (16,017)   $  36,672    $   2,176    $  (9,591)   $  (7,415)
        Tax-exempt                                  (318)         441          123       (1,141)        (995)      (2,136)
    ----------------------------------------------------------------------------------------------------------------------
    Total loans, net of unearned income           52,371      (15,576)      36,795        1,035      (10,586)      (9,551)
    ----------------------------------------------------------------------------------------------------------------------

    Investment securities held to maturity:
        Taxable                                    2,674       15,618       18,292      (14,639)     (23,291)     (37,930)
        Tax-exempt                                25,814         (135)      25,679        8,314          (14)       8,300
    ----------------------------------------------------------------------------------------------------------------------
    Total investment securities
        held to maturity                          28,488       15,483       43,971       (6,325)     (23,305)     (29,630)
    ----------------------------------------------------------------------------------------------------------------------

    Investment securities available
        for sale (taxable)                        29,782      (37,801)      (8,019)      36,509           --       36,509
    Trading account securities                     3,152         (158)       2,994        2,549         (199)       2,350
    Federal funds sold                               (45)         131           86            3          234          237
    Securities purchased under
        agreements to resell                        (353)         774          421        2,066         (180)       1,886
    Interest-bearing deposits                         71          234          305           78          (34)          44
    Other short-term investments                    (135)       1,539        1,404       (6,167)      (1,841)      (8,008)
    ----------------------------------------------------------------------------------------------------------------------
    Total interest income                        113,331      (35,374)      77,957       29,748      (35,911)      (6,163)
    ----------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
    Interest-bearing deposits:
        NOW accounts                               4,091         (508)       3,583        2,152       (2,531)        (379)
        Money market accounts                      2,515          835        3,350         (919)      (3,796)      (4,715)
        Savings accounts                           2,417         (753)       1,664         (452)         346         (106)
        Certificates of deposit
           $100,000 or more                        1,278         (900)         378        1,714         (871)         843
        Other time deposits                        3,981       (9,866)      (5,885)     (13,244)     (16,105)     (29,349)
    ----------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits               14,282      (11,192)       3,090      (10,749)     (22,957)     (33,706)
    ----------------------------------------------------------------------------------------------------------------------

    Federal funds purchased                        7,152        2,112        9,264        1,142       (1,204)         (62)
    Securities sold under
        agreements to repurchase                     618        6,211        6,829       (1,508)      (2,310)      (3,818)
    Commercial paper                               1,536           60        1,596          103           --          103
    Other short-term borrowings                    8,784        1,130        9,914        1,917          (31)       1,886
    Long-term debt                                 1,399          (89)       1,310          594         (238)         356
    ----------------------------------------------------------------------------------------------------------------------
    Total interest expense                        33,771       (1,768)      32,003       (8,501)     (26,740)     (35,241)
    ----------------------------------------------------------------------------------------------------------------------

    Change in net interest income              $  79,560    $ (33,606)   $  45,954    $  38,249    $  (9,171)   $  29,078
    ======================================================================================================================


    Note: In computing changes in average volumes and rates, the average balances of non-accrual loans are included in average loan balances. The changes in fully taxable equivalent interest income on tax-exempt loans and investments have been computed assuming a 35 percent tax rate for 1994 and 1993 and a 34 percent tax rate for 1992.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

    COMPARATIVE AVERAGE BALANCES YIELDS AND RATES
    TABLE 3

                                                                                           1994
                                                                                          Income          Yields
                                                                          Average           or            & rates
                                                                          balances        expense         percent
                                                                       -------------------------------------------
                                                                                   Thousands of dollars
ASSETS
    Loans, net of unearned income:
      Taxable                                                            $3,432,081      $  290,266        8.46%
      Tax-exempt (taxable equivalent)                                        63,064           5,843        9.27
    --------------------------------------------------------------------------------------------------------------
    Total loans (taxable equivalent)                                      3,495,145         296,109        8.47
    --------------------------------------------------------------------------------------------------------------

    Investment securities held to maturity:
      Taxable                                                               880,996          53,641        6.09
      Tax-exempt (taxable equivalent)                                       406,729          34,347        8.44
    --------------------------------------------------------------------------------------------------------------
    Total investment securities held to maturity (taxable equivalent)     1,287,725          87,988        6.83
    --------------------------------------------------------------------------------------------------------------

    Investment securities available for sale                                534,657          28,490        5.33
    Trading account securities                                              135,190           6,550        4.85
    Federal funds sold                                                       12,263             585        4.77
    Securities purchased under agreements to resell                          60,336           3,192        5.29
    Interest-bearing deposits                                                20,882             884        4.23
    Other short-term investments (taxable equivalent)                        71,693           3,768        5.26
    --------------------------------------------------------------------------------------------------------------

    Total interest-earning assets                                         5,617,891      $  427,566        7.61%
    -------------------------------------------------------------------------------      =========================

    Cash and due from banks                                                 372,363
    Less: Allowance for loan losses                                          88,706
    Premises and equipment, net                                             100,098
    Other assets                                                            261,140
    -------------------------------------------------------------------------------

    Total assets                                                         $6,262,786
    ===============================================================================


LIABILITIES
    Interest-bearing deposits:
      NOW accounts                                                       $  770,921      $   19,236        2.50%
      Money market accounts                                                 584,380          16,318        2.79
      Savings accounts                                                      473,035          11,558        2.44
      Certificates of deposits $100,000 or more                             301,118          13,167        4.37
      Other time deposits                                                 1,306,854          60,959        4.66
    --------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits                                       3,436,308         121,238        3.53
    --------------------------------------------------------------------------------------------------------------

    Short-term borrowings:
      Federal funds purchased                                               298,375          12,924        4.33
      Securities sold under agreements to repurchase                        385,529          17,986        4.67
      Commercial paper                                                       40,033           1,699        4.24
      Other short-term borrowings                                           246,420          11,985        4.86
    --------------------------------------------------------------------------------------------------------------
    Total short-term borrowings                                             970,357          44,594        4.60
    --------------------------------------------------------------------------------------------------------------

    Long-term debt                                                           94,155           5,759        6.12
    --------------------------------------------------------------------------------------------------------------

    Total interest-bearing liabilities                                    4,500,820      $  171,591        3.81%
    -------------------------------------------------------------------------------      =========================

    Demand deposits                                                       1,090,815
    Other liabilities                                                       109,017
    -------------------------------------------------------------------------------
    Total liabilities                                                     5,700,652

SHAREHOLDERS' EQUITY                                                        562,134
    -------------------------------------------------------------------------------

    Total liabilities and shareholders' equity                           $6,262,786
    ===============================================================================

    Interest rate spread                                                                                   3.80%
    Net interest margin                                                                  $  255,975        4.56
    ==============================================================================================================

    Note: In computing yields on earning assets, the average balances of non-accrual loans are included in the average loan balances, and loan fees are included in interest income. Fully taxable equivalent interest income on tax-exempt loans and investments have been computed assuming a 35 percent tax rate for 1994 and 1993, and a 34 percent tax rate for 1992. Loan fees amounted to $9,747,050 in 1994, $8,140,000 in 1993 and $10,156,000 in
    1992.

COMPARATIVE AVERAGE BALANCES YIELDS AND RATES
TABLE 3

                                                                        1993                                      1992
                                                                       Income        Yields                      Income   Yields
                                                          Average        or          & rates        Average        or     & rates
                                                         balances      expense       percent       balances      expense  percent
                                                        --------------------------------------------------------------------------
ASSETS                                                                                  Thousands of dollars
    Loans, net of unearned income:
      Taxable                                            2,787,826    $ 253,594       9.10%      $ 2,764,999    $ 261,009  9.44%
      Tax-exempt (taxable equivalent)                       68,301        5,720       8.37            80,994        7,856  9.70
    ------------------------------------------------------------------------------------------------------------------------------
    Total loans (taxable equivalent)                     2,856,127      259,314       9.08         2,845,993      268,865  9.45
    ------------------------------------------------------------------------------------------------------------------------------

    Investment securities held to maturity:
      Taxable                                              822,367       35,349       4.30         1,072,144       73,279  6.83
      Tax-exempt (taxable equivalent)                      101,018        8,668       8.58             4,123          368  8.93
    ------------------------------------------------------------------------------------------------------------------------------
    Total investment securities held to maturity
      (taxable equivalent)                                 923,385       44,017       4.77         1,076,267       73,647  6.84
    ------------------------------------------------------------------------------------------------------------------------------

    Investment securities available for sale               404,053       36,509       9.04                --           --    --
    Trading account securities                              69,972        3,556       5.08            18,620        1,206  6.48
    Federal funds sold                                      13,750          499       3.63            13,574          262  1.93
    Securities purchased under agreements to resell         75,706        2,771       3.66            16,834          885  5.26
    Interest-bearing deposits                               18,759          579       3.09             8,893          535  6.02
    Other short-term investments (taxable equivalent)       76,355        2,364       3.10           263,879       10,372  3.93
    ------------------------------------------------------------------------------------------------------------------------------

    Total interest-earning assets                        4,438,107    $ 349,609       7.88%        4,244,060    $ 355,772  8.38%
    --------------------------------------------------------------    =====================      -----------    ==================

    Cash and due from banks                                354,030                                   303,966
    Less: Allowance for loan losses                         83,058                                    85,761
    Premises and equipment, net                             82,758                                    82,817
    Other assets                                           159,709                                   219,521
    --------------------------------------------------------------                               -----------

    Total assets                                         4,951,546                               $ 4,764,603
    ==============================================================                               ===========
LIABILITIES
    Interest-bearing deposits:
      NOW accounts                                         606,148    $  15,653       2.58%      $   558,553    $  16,032  2.87%
      Money market accounts                                492,999       12,968       2.63           521,258       17,683  3.39
      Savings accounts                                     369,643        9,894       2.68           274,679       10,000  3.64
      Certificates of deposits $100,000 or more            258,666       12,789       4.94           220,556       11,946  5.42
      Other time deposits                                1,239,230       66,844       5.39         1,458,384       96,193  6.60
    ------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits                      2,966,686      118,148       3.98         3,033,430      151,854  5.01
    ------------------------------------------------------------------------------------------------------------------------------

    Short-term borrowings:
      Federal funds purchased                              121,051        3,660       3.02           109,793        3,722  3.39
      Securities sold under agreements to repurchase       366,184       11,157       3.05           410,438       14,975  3.65
      Commercial paper                                       3,437          103       3.00                --           --    --
      Other short-term borrowings                           59,716        2,071       3.47             4,212          185  4.39
    ------------------------------------------------------------------------------------------------------------------------------
    Total short-term borrowings                            550,388       16,991       3.09           524,443       18,882  3.60
    ------------------------------------------------------------------------------------------------------------------------------

    Long-term debt                                          71,257        4,449       6.24            61,263        4,093  6.68
    ------------------------------------------------------------------------------------------------------------------------------

    Total interest-bearing liabilities                   3,588,331    $ 139,588       3.89%        3,619,136    $ 174,829  4.83%
    --------------------------------------------------------------    =====================      -----------    ==================

    Demand deposits                                        874,918                                   763,175
    Other liabilities                                       86,178                                    86,263
    --------------------------------------------------------------                               -----------
    Total liabilities                                    4,549,427                                 4,468,574

SHAREHOLDERS' EQUITY                                       402,119                                   296,029
    --------------------------------------------------------------                               -----------

    Total liabilities and shareholders' equity           4,951,546                               $ 4,764,603
    ==============================================================                               ===========

    Interest rate spread                                                              3.99%                                3.55%
    Net interest margin                                               $ 210,021       4.73                      $ 180,943  4.26
    ==============================================================================================================================


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

COMPOSITION OF LOAN PORTFOLIO
TABLE 4

                                                                        December 31,
                                                          1994                                1993
                                                   Amount      Percent                 Amount      Percent
                                                ----------------------------------------------------------
                                                                    Thousands of dollars
Commercial, financial and agricultural          $ 1,014,963       27%               $   863,639      26%
Real estate construction                            200,936        5                    121,677       4
Commercial mortgages                                550,656       15                    537,485      16
1 - 4 Family residential mortgages                  625,502       17                    524,186      16
Consumer                                          1,365,750       36                  1,290,622      38
Lease financing                                      31,855       --                     15,517      --
----------------------------------------------------------------------------------------------------------

Gross loans                                     $ 3,789,662      100%               $ 3,353,126     100%
==========================================================================================================

Note: During 1992 loans were reclassified between real estate construction and commerical mortgages.


COMPOSITION OF LOANS BY COLLATERAL TYPE
TABLE 5

                                                                        December 31,
                                                           1994                               1993
                                                   Amount       Percent                Amount      Percent
                                                ----------------------------------------------------------
                                                                    Thousands of dollars
Real estate                                     $ 1,570,992       42%               $ 1,386,194      43%
Vehicles                                          1,236,146       33                  1,057,460      32
Unsecured                                           370,315       10                    346,887      10
Accounts receivable and inventory                   214,079        5                    175,462       5
Negotiable collateral                               113,185        3                    106,132       3
Equipment                                           109,688        3                     96,158       3
Miscellaneous                                        99,384        2                    109,959       3
Other chattel paper                                  27,687        1                     28,618       1
Government or banking guaranty                       29,840        1                     11,728       -
----------------------------------------------------------------------------------------------------------

Total loans, net of unearned income             $ 3,771,316      100%                $3,318,598     100%
==========================================================================================================

Note: Loans may be secured by real estate, however repayment may depend on other cash sources. Commercial and residential mortgages are primarily owner-occupied. Loan classification is based on the collateral securing the loan, not the purpose of the loan.


Average total loans were $3.5 billion in 1994 and $2.9 billion in 1993, an increase of 20.7 percent. Average total loans represents 62.2 percent, 64.4 percent and 67.1 percent of average earning assets in 1994, 1993 and 1992, respectively. Average consumer loans, including 1-4 family residential mortgage loans and lines of credit, increased 41.4 percent during 1994 compared to 1993, reflecting the Company's successful marketing program to expand retail consumer services and indirect automobile lending. Average commercial loans, including commercial mortgages, real estate construction and lease financing, increased
7.3 percent during 1994, compared to 1993. The renewed growth in commercial loans reflects the rebound in the Atlanta economy and the completion of problem loan resolution.

COMPOSITION OF LOAN PORTFOLIO
TABLE 4

                                                                                    December 31,
                                                            1992                        1991                         1990
                                                   Amount          Percent     Amount          Percent      Amount          Percent
                                                -----------------------------------------------------------------------------------
                                                                                Thousands of dollars
Commercial, financial and agricultural          $  875,345           31%     $1,008,758           35%     $1,346,620           39%
Real estate construction                            79,105            3         309,228           11         395,743           12
Commercial mortgages                               626,149           22         479,789           16         481,476           14
1 - 4 Family residential mortgages                 457,087           16         462,254           16         545,472           16
Consumer                                           741,218           27         629,170           22         632,471           18
Lease financing                                     13,956            1          21,721           --          27,748            1
-----------------------------------------------------------------------------------------------------------------------------------

Gross loans                                     $2,792,860          100%     $2,910,920          100%     $3,429,530          100%
===================================================================================================================================


                         LOANS BY PURPOSE THAT ARE COLLATERALIZED BY REAL ESTATE
                                                                         TABLE 6

                                                                        December 31,
                                                              1994                          1993
                                                     Amount          Percent       Amount         Percent
                                                   ------------------------------------------------------
                                                                    Thousands of dollars
Residential permanent                              $  564,658           36%     $  489,906           36%
Commercial permanent                                  322,398           20         282,368           20
Capital expenditures and other business purposes      267,676           17         269,618           19
Miscellaneous                                         111,109            7          92,434            7
Residential construction                               94,239            6          56,266            4
Residential acquisition and development                59,982            4          38,871            3
Commercial construction                                43,182            3          57,336            4
Commercial land acquisition                            34,583            2          32,324            2
Commercial interim                                     27,335            2          28,181            2
Commercial acquisition and development                 21,320            1          13,076            1
Residential land acquisition                           14,704            1          14,645            1
Residential interim                                     9,806            1          11,169            1
---------------------------------------------------------------------------------------------------------

Total loans secured by real estate                 $1,570,992          100%     $1,386,194          100%
=========================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

    Average investment securities held to maturity increased 39.5 percent in 1994. Average investment securities held to maturity represented 22.9 percent and 20.8 percent of earning assets at December 31, 1994 and 1993, respectively. This growth was primarily due to increased holdings in municipal bonds and collaterized mortgage obligations. The primary reasons for the increase in investment securities held to maturity were to leverage the Company's capital base and take advantage of tax benefits derived from municipal securities. The $1.9 billion investment securities held to maturity had an unrecognized loss of approximately $94.0 million, or 4.9 percent of portfolio cost, at December 31, 1994.


    MATURITY DISTRIBUTION AND
    YIELDS OF INVESTMENT SECURITIES HELD TO MATURITY
    TABLE 7

                                                 DECEMBER 31, 1994                  Cost
                                                      Fair     Year-end         December 31,
                                         Cost         value    yield (1)     1993         1992
                                      -----------------------------------------------------------
                                                         Thousands of dollars
U.S. TREASURY
    One year or less                  $  103,527   $  103,157    5.51%    $   17,890   $   19,544
    Over one through five years           10,918       10,623    5.79         23,358       35,290
    Over five through 10 years                99           99    7.64            484          819
    ---------------------------------------------------------------------------------------------
    Total U.S. Treasury                  114,544      113,879    5.53         41,732       55,653
    ---------------------------------------------------------------------------------------------

U.S. GOVERNMENT AGENCY
    One year or less                          99           99    5.04             --        2,162
    Over one through five years            4,644        4,415    5.74             --       24,969
    Over five through 10 years (2)         5,242        5,110    7.45         23,807       13,054
    Over 10 years (2)                    990,514      951,834    6.48        405,582      230,159
    ---------------------------------------------------------------------------------------------
    Total U.S. Government agency       1,000,499      961,458    6.48        429,389      270,344
    ---------------------------------------------------------------------------------------------

MUNICIPAL SECURITIES
    One year or less                         829          827    9.10          1,584           --
    Over one through five years            4,009        3,941    8.84          2,173          266
    Over five through 10 years            31,193       29,573    8.13          9,909        3,648
    Over 10 years (2)                    507,518      467,135    8.71        277,587       11,709
    ---------------------------------------------------------------------------------------------
    Total municipal securities           543,549      501,476    8.68        291,253       15,623
    ---------------------------------------------------------------------------------------------

OTHER SECURITIES
    One year or less                       4,168        4,168      --          4,268          431
    Over one through five years               --           --      --          2,192          477
    Over five through 10 years                --           --      --            298          399
    Over 10 years (2)                    283,096      270,911    7.74            452       25,675
    ---------------------------------------------------------------------------------------------
    Total other securities               287,264      275,079    7.74          7,210       26,982
    ---------------------------------------------------------------------------------------------

    Total investment securities
       held to maturity               $1,945,856   $1,851,892    7.24%    $  769,584   $  368,602
    =============================================================================================


    (1) Weighted average yield computed on a fully taxable equivalent basis assuming a tax rate of 35 percent.
    (2) Includes mortgage-backed securities.

    Note: The maturities used in this presentation are based on remaining contractual maturities.

Average investment securities available for sale increased 32.3 percent during 1994, representing 9.5 percent and 9.1 percent of earning assets in 1994 and 1993, respectively. At December 31, 1994, investment securities available for sale were $402.5 million compared to $1.1 billion at December 31, 1993. The investments available for sale were reduced in anticipation of a rising rate environment and higher yielding reinvestment opportunities. Investment securities available for sale had a $5.1 million or 1.3 percent of portfolio cost after tax decline in market value, reflected as an unrealized loss, which was recorded in equity at December 31, 1994.

The Company adopted Statement of Financial Accounting Standards Number 115 ("FAS 115"), "Accounting For Certain Investments in Debt and Equity Securities," as of December 31, 1993 (see Notes 1, 4 and 5 to the Consolidated Financial Statements). Management designates securities at the time of purchase as either investment securities held to maturity, investment securities available for sale, or trading account securities. Management intends to hold until maturity the securities in the investment securities held to maturity portfolio. Securities classified as investment securities available for sale are used primarily for liquidity management, whereas the trading portfolio includes the Company's broker/dealer inventory and any short-term trading positions.

                                                       MATURITY DISTRIBUTION AND
                              YIELDS OF INVESTMENT SECURITIES AVAILABLE FOR SALE
                                                                         TABLE 8

                                                 DECEMBER 31, 1994         December 31, 1993
                                                       Fair      Year-end
                                           Cost        value     yield (1)        Cost
                                       -----------------------------------------------------
                                                    Thousands of dollars
U.S. TREASURY
    One year or less                   $   17,487   $   16,009     4.23%       $    4,457
    Over one through five years            15,818       15,195     5.29            15,007
    ----------------------------------------------------------------------------------------
    Total U.S. Treasury                    33,305       31,204     4.74            19,464
    ----------------------------------------------------------------------------------------

U.S. GOVERNMENT AGENCY
    One year or less                           13           13     7.94                21
    Over one through five years (2)         1,484        1,460     7.49           253,693
    Over five through 10 years (2)        134,324      132,055     4.71           140,900
    Over 10 years (2)                     153,344      150,393     6.12           532,753
    ----------------------------------------------------------------------------------------
    Total U.S. Government agency          289,165      283,921     5.47           927,367
    ----------------------------------------------------------------------------------------

OTHER SECURITIES
    One year or less                          392          391     6.00                --
    Over one through five years             1,229        1,214     5.53            61,650
    Over 10 years (2)                      86,326       85,739     8.52            47,747
    ----------------------------------------------------------------------------------------
    Total other securities                 87,947       87,344     8.46           109,397
    ----------------------------------------------------------------------------------------

    Total investment securities
        available for sale             $  410,417   $  402,469     6.01%       $1,056,228
    ----------------------------------------------------------------------------------------


    (1) Weighted average yield computed on a fully taxable equivalent basis assuming a tax rate of 35 percent.
    (2) Includes mortgage-backed securities.

    Note: The maturities used in this presentation are based on remaining contractual maturities.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Transaction account deposits, which include demand deposits, NOW, savings, and money market accounts, increased substantially during the past two years. Average transaction accounts were $2.9 billion in 1994 compared to $2.3 billion in 1993 and $2.1 billion in 1992, an increase of 24.6 percent compared to 1993, and 10.7 percent compared to 1992. The largest components of the increases in both years were due to the demand deposit and savings account balances which were largely attributable to the success of the Company's "Trade In Your Bank III" marketing campaign and acquisitions.

Consumer and other time deposits grew 5.5 percent during 1994 compared to 1993 as the Company aggressively pursued longer term deposits in anticipation of rising rates in 1994. Average core deposits, which includes transaction accounts and consumer and other time, increased 18.0 percent during 1994 compared to 1993.


MATURITY SCHEDULE OF
TIME DEPOSITS $100,000 OR MORE
TABLE 9

Certificates of deposit and other time deposits
  $100,000 or more:                                 DECEMBER 31, 1994
                                                   --------------------
                                                   Thousands of dollars
Three months or less                                  $   122,696
Over three through six months                              44,496
Over six through 12 months                                 71,435
Over 12 months                                            178,203
-----------------------------------------------------------------------

   Total                                              $   416,830
=======================================================================


PROVISION FOR LOAN LOSSES The Company's provision for loan losses was $6.4 million in 1994, $19.2 million in 1993 and $31.5 million in 1992. Due to the continued improvement in asset quality, lower than expected losses, and a higher level of recoveries, no provision was recognized for the third and fourth quarters of 1994. See "Asset Quality" for further discussion of the allowance for loan losses.

                                                       ALLOWANCE FOR LOAN LOSSES
                                                                        TABLE 10

                                                                               December 31,
                                                1994             1993              1992              1991              1990
                                           ------------------------------------------------------------------------------------
                                                                            Thousands of dollars
Balance at beginning of year               $    86,511       $    77,338       $    85,865       $    92,264       $    40,120
Loans charged-off:
  Commercial, financial and agricultural        (9,280)           (4,971)          (20,790)          (56,841)          (19,304)
  Real estate construction                        (369)             (453)           (5,512)           (6,089)          (13,407)
  Commercial mortgage                           (3,152)           (6,609)          (10,887)          (11,096)           (6,851)
  1-4 Family residential mortgage               (5,445)           (6,779)           (5,213)           (6,967)             (429)
  Consumer                                     (17,598)           (6,392)           (7,864)           (8,821)          (12,274)
  Lease financing                                  (54)             (656)             (511)             (422)               (2)
  Other                                             --                --              (267)               --                --
-------------------------------------------------------------------------------------------------------------------------------
Total loans charged-off                        (35,898)          (25,860)          (51,044)          (90,236)          (52,267)
-------------------------------------------------------------------------------------------------------------------------------
Recoveries on loans previously
    charged-off:
  Commercial, financial and agricultural         5,178             2,715             4,495             1,366               663
  Real estate construction                       2,215               135               134               397               167
  Commercial mortgage                            1,967             1,237               519               507               277
  1-4 Family residential mortgage                3,210             1,878             1,040               561                38
  Consumer                                       7,807             3,986             4,282             3,848             3,165
  Lease financing                                  269               438               504                47                --
-------------------------------------------------------------------------------------------------------------------------------
Total loan recoveries                           20,646            10,389            10,974             6,726             4,310
-------------------------------------------------------------------------------------------------------------------------------
Net loans charged-off                          (15,252)          (15,471)          (40,070)          (83,510)          (47,957)
Net increase as a result of business
    combinations                                 2,496             5,431                --                --                --
Provision for loan losses
    charged to expense                           6,397            19,213            31,543            77,111           100,101
-------------------------------------------------------------------------------------------------------------------------------

Balance at end of year                     $    80,152       $    86,511       $    77,338       $    85,865       $    92,264
===============================================================================================================================

Total loans (net of unearned income)
    at end of year                         $ 3,771,316       $ 3,318,598       $ 2,788,569       $ 2,903,198       $ 3,416,599

Average loans outstanding
    during the year                          3,495,145         2,856,127         2,845,993         3,161,703         3,555,737

Allowance for loan losses to loans
    outstanding at end of year                    2.13%             2.61%             2.77%             2.96%             2.70%

Net loans charged-off to average loans
    outstanding during the year                   0.44              0.54              1.41              2.64              1.35

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

NON-INTEREST INCOME Non-interest income of $119.4 million in 1994 included $1.7 million of pre-tax securities gains. Non-interest income of $145.6 million in 1993 included a pre-tax gain of $32.3 million on the sale of the bank subsidiary and $5.5 million in pre-tax securities gains. Excluding these items, non-interest income increased 9.2 percent in 1994 compared to 1993.

The growth in non-interest income, excluding securities gains and the gain on the sale of the bank subsidiary, was a result of the Company's continuing efforts to build stable sources of fee income, which include service charges on deposits and revenues from electronic banking. This growth is being accomplished through the building of customer market share, the aggressive marketing of existing products, the innovative development of new products and the expansion of the Company's locations and hours, Tele-Services, ATM network and other interactive delivery channels.

The primary contributor to non-interest income growth in both 1994 and 1993 was the continued growth in service charges on deposits. Service charges on deposit accounts were $64.1 million in 1994, an increase of 19.3 percent compared to 1993. The increases in deposit service charge income were primarily due to the Company's increase in retail transaction account volume. In 1994, service charges on deposits represented 54.5 percent of non-interest income, excluding securities gains and the gain on sale of the bank subsidiary, increasing from
49.9 percent in 1993 and 46.2 percent in 1992. Service charges on deposits represented 17.2 percent of net revenue (net interest income, t.e. plus non-interest income, excluding securities gains and the gain on sale of the bank subsidiary in 1993), compared to 16.9 percent in 1993 and 15.5 percent in 1992.

Electronic banking income increased 29.9 percent and 35.7 percent in 1994 and 1993, respectively. These increases were primarily due to increases in ATM and debit card income.

Trust income was $10.0 million in 1994, compared to $10.3 million in 1993 and $10.5 million in 1992. Trust fees declined in 1994 primarily due to strategic business decisions to exit or redefine certain lines of business, primarily corporate trust, which will allow the Company to focus on more profitable services. Partially offsetting these increases in non-interest income were declines in mortgage revenue and public finance income, both of which were negatively impacted by rapidly rising interest rates in 1994.

SUMMARY OF NON-INTEREST INCOME
TABLE 11

                                                           Year ended December 31,
                                       1994           1993          1992          1991         1990
                                     -----------------------------------------------------------------
                                                            Thousands of dollars
Service charges and fees on
   deposit accounts                  $ 64,074      $ 53,711     $  42,066       $ 40,321     $ 36,688
Electronic banking                     17,257        13,284         9,789         10,044        8,600
Mortgage banking activities             3,590         4,338         4,984          4,280        3,502
Other service charges and fees         10,491        10,233         5,506          5,556        5,413
Trust income                            9,990        10,323        10,485          9,505        8,486
Securities gains                        1,735         5,541        32,382          8,414        3,584
Capital markets activity                5,661         6,193         5,398          4,967        5,065
Gain on sale of subsidiary                 --        32,288            --             --           --
Other income                            6,559         9,642        12,791         12,291       15,281
------------------------------------------------------------------------------------------------------

Total non-interest income            $119,357      $145,553      $123,401       $ 95,378     $ 86,619
======================================================================================================

NON-INTEREST EXPENSE Non-interest expense in 1994 was $262.1 million, an increase of 10.2 percent, compared to a 1.8 percent increase in 1993. Salaries and benefits, which represents the largest component of non-interest expense (48.2 percent), increased $10.1 million, or 8.7 percent. This increase was primarily due to an increase in salaries, overtime and contract labor relating to increased deposit account volume, acquisition conversion activity and expanded hours. Total employees increased from 2,915 at December 31, 1993, to 3,340 at December 31, 1994, primarily due to the acquisitions, increases in the number of branches and expanded branch hours.


                                                 SUMMARY OF NON-INTEREST EXPENSE
                                                                        TABLE 12

                                                               Year ended December 31,
                                           1994          1993          1992          1991         1990
                                        -----------------------------------------------------------------
                                                                Thousands of dollars
Salaries and wages                      $  97,622      $ 83,105     $  84,712     $  86,005     $ 78,784
Employee benefits                          28,716        33,133        13,917        18,477       13,569
---------------------------------------------------------------------------------------------------------
Total salaries and employee benefits      126,338       116,238        98,629       104,482       92,353

Equipment                                  16,224        13,175        12,124        12,491       12,262
Occupancy                                  17,856        16,409        16,775        17,109       16,604
Other real estate owned                       453         2,518        15,384        46,717        4,235
Electronic banking                          7,070         4,963         3,762         4,204        4,134
Postage and freight                         6,596         5,457         5,149         5,115        4,716
Stationery and supplies                     5,339         4,739         4,142         3,797        3,719
Marketing and business development         12,150        11,447         8,128         7,720        7,485
Professional fees                           9,869        12,369        12,842        13,619        7,780
Insurance and taxes                        13,363        13,991        12,467        12,578        7,999
Intangible amortization                    12,363         5,758        11,394         3,885        3,147
Other expense                              34,434        30,638        32,597        30,817       34,459
---------------------------------------------------------------------------------------------------------

Total non-interest expense              $ 262,055      $237,702     $ 233,393     $ 262,534     $198,893
=========================================================================================================


Equipment expense in 1994 increased $3.0 million or 23.1 percent compared to 1993. This was primarily due to the increase in equipment related to acquisitions.

Other real estate owned expense decreased $2.1 million, or 82.0 percent in 1994, and 83.6 percent in 1993 compared to 1992. The decline directly relates to the 20.7 percent and 87.1 percent decline in other real estate owned in 1994 and 1993, respectively. The reduction of other real estate owned and the improved asset quality is also the primary reason for the decrease in professional fees of $2.5 million in 1994.

Marketing expense increased 6.1 percent in 1994 and 40.8 percent in 1993, related largely to the "Trade In Your Bank" campaigns in 1994 and 1993.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Amortization of intangible assets increased $6.6 million, or 114.7 percent in 1994, due to the goodwill and deposit base amortization related to the Barnett, Chattahoochee and Lithia Springs branch acquisitions.

In 1993, non-interest expense included $14.0 million related primarily to branch closings and consolidations in conjunction with recent acquisition activity, costs associated with the sale of the Company's bank subsidiary, the establishment of legal reserves, and above-target incentive and profit-sharing accruals.

Management continues to emphasize the importance of expense management and productivity throughout the Company. The goal of management has been to manage the expense structure of the Company through strong budgetary controls and expense policies. However, significant increases in customers and transaction volumes during 1994 and 1993 required expanded levels of resources, both in terms of personnel and technology.

The Company began a major business process re-engineering program in the second quarter of 1994, which is expected to result in revenue and productivity improvements in late 1995, 1996 and 1997. Specific recommendations should be announced by mid-1995 and may result in charges to earnings.

INCOME TAXES Income tax expense was $12.4 million in 1994, or 13.4 percent of pre-tax income, compared to $20.0 million, or 21.4 percent, in 1993 and $6.8 million, or 18.7 percent in 1992. The decrease in the effective tax rate from 1993 to 1994 is primarily attributable to the Company's investment in tax-exempt securities. Statement of Financial Accounting Standards Number 109 ("FAS 109"), "Accounting for Income Taxes," which was adopted in January 1993, changed the Company's method of accounting for income taxes from the deferred method to an asset and liability approach requiring recognition of deferred tax assets and liabilities based upon the differences between the financial statement and tax bases of assets and liabilities and available tax carryforwards. At December 31, 1994, the net deferred tax asset was $16.3 million, net of a valuation allowance of $10.3 million compared to $19.4 million, net of a valuation allowance of $26.9 million at December 31, 1993.

The Company reduced its valuation allowance by $12.3 million in 1994 and $10.0 million in 1993. These reductions resulted in a corresponding reduction in the Company's income tax expense. The reductions in the valuation allowance related primarily to tax attributes that were utilized during 1993 and 1994. A substantial portion of the Georgia state deferred tax valuation allowance of $10.3 million at December 31, 1994, will reverse and thereby reduce state income tax expense in future years as Georgia state taxable income is generated. As it is utilized, approximately $1.7 million of the valuation allowance will reduce goodwill rather than income tax expense. Management evaluates the need for a valuation reserve on a quarterly basis. Note 18 to the Consolidated Financial Statements provides a complete reconciliation of the statutory rate to the effective rate and further discussion of FAS 109.

BALANCE SHEET MANAGEMENT

ASSET QUALITY Non-performing assets were $25.9 million at December 31, 1994, compared to $44.7 million at December 31, 1993. Non-performing assets as a percent of total loans, other real estate owned and other non-performing assets was 0.69 percent and 1.34 percent at December 31, 1994, and 1993, respectively. The decline in non-performing assets resulted from management's continued focus on the resolution of problem loans and the disposal of foreclosed real estate.

Non-performing assets at December 31, 1994 included $22.2 million of non-accrual and renegotiated loans, of which $13.2 million, or 59.6 percent, were current as to both principal and interest. Non-accrual and renegotiated loans were $37.6 million at December 31, 1993. Also included in non-performing assets was other real estate owned, including in-substance foreclosures, totalling $3.8 million at December 31, 1994 and $4.7 million at December 31, 1993.

Loans identified by management as potential problem assets (classified and criticized loans) declined to 3.3 percent of total loans at December 31, 1994, from 4.3 percent of total loans at December 31, 1993.

Loans charged-off during 1994 were $35.9 million compared to $25.9 million during 1993. Further detail of loan charge-offs and recoveries is presented in Table 10, "Allowance for Loan Losses."

The adequacy of the allowance for loan losses is regularly evaluated based on a review of all significant loans, with emphasis on non-accrual, past-due, or other loans that management has identified as potential problem loans. In addition, consideration is given to economic conditions and concentrations, including industry and geographic, when evaluating the allowance for loan losses. Management does not believe that significant concentration of credit risk exists in the portfolio.

                                                           NON-PERFORMING ASSETS
                                                                        TABLE 13

                                                                                    December 31,
                                                            1994          1993          1992          1991          1990
                                                          -----------------------------------------------------------------
                                                                                Thousands of dollars
Non-accrual loans                                         $ 22,191      $ 36,553      $ 63,919      $129,110      $143,521
Renegotiated or restructured loans                              --         1,020         7,630         7,721         2,572
Other real estate owned                                      3,753         4,735        36,584        79,932        84,394
Other non-performing assets                                     --         2,417         2,646         3,646            --
---------------------------------------------------------------------------------------------------------------------------

Total non-performing assets                               $ 25,944      $ 44,725      $110,779      $220,409      $230,487
===========================================================================================================================

Loans 90 days or more past due on accrual status          $  1,428      $  1,586      $  4,504      $ 12,619      $ 26,306
Potential problem loans                                    124,656       141,230       241,505       430,239       573,664
Potential problem loans to total loans                        3.31%         4.26%         8.66%        14.82%        16.79%
Non-performing assets to total loans, other real estate
   owned and other non-performing assets                      0.69          1.34          3.92          7.38          6.58
Loans 90 days or more past due on accrual status
   to total loans, other real estate owned
   and other non-performing assets                            0.04          0.05          0.16          0.42          0.75
Non-performing assets and loans 90 days or more
   past due on accrual status to total loans, other
   real estate owned and other non-performing assets          0.73          1.39          4.08          7.80          7.33

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

ANALYSIS OF NON-ACCRUAL LOANS
TABLE 14

                                                                            December 31,
                                                                1994                         1993
                                                         Amount      Percent          Amount     Percent
                                                        ------------------------------------------------
                                                                        Thousands of dollars
Private households:
  Consumer installment loans                            $  2,626       12%            $ 3,168       9%
  Single-family residential mortgage                         649        3                 832       2
--------------------------------------------------------------------------------------------------------
Total non-accrual loans to private households              3,275       15               4,000      11
--------------------------------------------------------------------------------------------------------

Corporate borrowers:
  Real estate management and development                   7,298       33               7,201      19
  Business services                                        2,857       13               3,292       9
  Manufacturing                                            2,238       10               2,787       8
  Finance and insurance                                    1,925        9               3,862      11
  Real estate construction and contractors                 1,619        7               2,447       7
  Transportation, utilities and communication              1,500        7               1,787       5
  Retail                                                     986        4               2,629       7
  Wholesale                                                  282        1               1,708       5
  Agriculture, forestry and mining                           211        1               5,409      14
  Other                                                       --       --               1,431       4
--------------------------------------------------------------------------------------------------------
Total non-accrual loans to corporate borrowers            18,916       85              32,553      89
--------------------------------------------------------------------------------------------------------

Total non-accrual loans                                 $ 22,191      100%            $36,553     100%
========================================================================================================

Note: Loans are categorized primarily by Standard Industry Classification to establish exposure to economic segments.


ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
TABLE 15

                                                                December 31,
                                                         1994                   1993
                                                  Amount     Percent     Amount      Percent
                                                 -------------------------------------------
                                                            Thousands of dollars
Allowance for loan loss balance applicable to:

  Commercial, financial and agricultural         $ 9,057        12%     $10,392        12%
  Real estate construction                         1,608         2        1,524         2
  Commercial mortgages                             6,470         8        9,218        11
  1 - 4 Family residential mortgages               4,047         5        4,063         5
  Consumer                                        12,112        15       16,975        20
  Lease financing                                    111        --           60        --
  Unallocated                                     46,747        58       44,279        50
--------------------------------------------------------------------------------------------

Total                                            $80,152       100%     $86,511       100%
============================================================================================

The provision for loan losses, which is a charge to earnings in the current period, replenishes the allowance for loan losses and maintains it at a level management has determined to be adequate to provide for losses inherent in the loan portfolio (see Note 1 to the Consolidated Financial Statements for a discussion on methodology used to determine the adequacy of the allowance).

The allowance for loan losses was $80.2 million at December 31, 1994, compared to $86.5 million at December 31, 1993. The allowance for loan losses as a percent of total loans was 2.1 percent at December 31, 1994 and 2.6 percent at December 31, 1993. The allowance for loan losses as a percent of non-performing loans was 361.2 percent at December 31, 1994 and 230.2 percent at December 31, 1993. Table 15, "Allocation

                         FOREGONE INTEREST ON NON-ACCRUAL AND RESTRUCTURED LOANS
                                                                        TABLE 16

                                                                       December 31,
                                                1994          1993         1992         1991         1990
                                              -------------------------------------------------------------
                                                                   Thousands of dollars
Interest income that would have been
  accrued at original terms                   $ 2,907       $3,887       $ 8,028      $16,919     $ 18,219
Interest recognized on books                      390          456         1,703        8,372        9,254
-----------------------------------------------------------------------------------------------------------

Foregone interest                             $ 2,517       $3,431       $ 6,325      $ 8,547     $  8,965
===========================================================================================================


ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
TABLE 15

                                                                           December 31,
                                                         1992                  1991                   1990
                                                 Amount      Percent    Amount     Percent     Amount      Percent
                                                ------------------------------------------------------------------
                                                                       Thousands of dollars
Allowance for loan loss balance applicable to:

  Commercial, financial and agricultural        $13,180        17%     $25,975        30%     $31,378        34%
  Real estate construction                        3,121         4        9,177        11        9,021        10
  Commercial mortgages                           23,348        30       11,049        13       21,727        23
  1 - 4 Family residential mortgages              5,786         8        4,808         6        5,232         6
  Consumer                                       14,628        19        4,746         5        1,994         2
  Lease financing                                 1,026         1        1,565         2          497         1
  Unallocated                                    16,249        21       28,545        33       22,415        24
------------------------------------------------------------------------------------------------------------------

Total                                           $77,338       100%     $85,865       100%     $92,264       100%
==================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

LOANS AND COMMITMENTS BY INDUSTRY SEGMENT
TABLE 17

                                                                       December 31,
                                                           1994                           1993
                                                              Percent of                     Percent of
                                                             total loans &                  total loans &
                                                  Balance     commitments        Balance     commitments
                                                 --------------------------------------------------------
                                                                   Thousands of dollars
Private households:
  Consumer installment                           $1,637,474        30%           $1,421,653        31%
  Single-family residential mortgage                362,075         7               299,823         6
  Consumer lines of credit                          243,440         5               265,030         6
  Home equity                                       183,805         3               249,002         5
---------------------------------------------------------------------------------------------------------
Total loans and commitments
    to private households                         2,426,794        45             2,235,508        48
---------------------------------------------------------------------------------------------------------

Corporate borrowers:
  Manufacturing                                     524,970        10               451,722        10
  Real estate management and development            487,345         9               384,725         9
  Business services                                 366,603         7               278,474         6
  Retail                                            356,943         7               295,936         6
  Real estate construction and contractors          285,525         5               208,065         5
  Finance and insurance                             261,917         5               185,604         4
  Transportation, utilities and communications      256,029         5               194,417         4
  Other                                             213,401         4               247,143         5
  Wholesale                                         188,633         3               140,874         3
---------------------------------------------------------------------------------------------------------
Total loans and commitments
    to corporate borrowers                        2,941,366        55             2,386,960        52
---------------------------------------------------------------------------------------------------------

Total loans and commitments                      $5,368,160       100%           $4,622,468       100%
=========================================================================================================

Note: Loans and commitments are categorized primarily by Standard Industry Classification to establish exposure to economic segments.


of the Allowance for Loan Losses," presents specific reserves by loan type and the general portion of the Company's total allowance for loan losses. In management's opinion, the allowance for loan losses was adequate at December 31, 1994.

Statement of Financial Accounting Standards Number 114 ("FAS 114"), "Accounting by Creditors for Impairment of a Loan," was issued in May 1993 and amended in October 1994 by Statement of Financial Accounting Standards Number 118 ("FAS 118"), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements are effective for fiscal years beginning after December 15, 1994 and require that creditors account for impairment of a loan by specifying how allowances for credit losses related to certain loans should be determined. The impact of the adoption of FAS 114 and FAS 118 is expected to be immaterial to the Company's results of operations and financial position. The Company will adopt these standards as of January 1, 1995.

                                SUPPLEMENTAL MATURITY SCHEDULE OF SELECTED LOANS
                                                                        TABLE 18

Supplemental maturity schedule of selected loans as of DECEMBER 31, 1994:

                                                                 Over one
                                                  One year        through          Over
                                                   or less       five years      five years        Total
                                                 ----------------------------------------------------------
                                                                    Thousands of dollars
Commercial, financial and agricultural           $ 606,884       $ 260,522       $ 147,557      $1,014,963
Real estate construction                           135,512          45,857          19,567         200,936
-----------------------------------------------------------------------------------------------------------
Total                                            $ 742,396       $ 306,379       $ 167,124      $1,215,899
===========================================================================================================





                                                                  Over one
                                                                   through          Over
                                                                 five years      five years
                                                                 ---------------------------
                                                                    Thousands of dollars
Fixed interest rate                                              $ 150,893       $  82,868
Variable interest rate                                             155,486          84,256
--------------------------------------------------------------------------------------------
Total                                                            $ 306,379       $ 167,124
============================================================================================

Note: Demand loans and overdrafts are reported as due in one year or less. Loan maturity is based upon scheduled principal payments.






CAPITAL AND DIVIDENDS In 1994, the Company continued to strengthen its capital position. At December 31, 1994, shareholders' equity of $601.1 million was at the highest level in the Company's history, representing a $104.6 million, or
21.1 percent, increase over shareholders' equity at December 31, 1993. Shareholders' equity as a percent of total assets was 8.7 percent at December 31, 1994, compared to 8.6 percent at December 31, 1993. The Dividend Reinvestment and Stock Purchase Plan provided $1.6 million of additional capital during 1994 and $59.4 million during 1993. The decrease was primarily the result of discontinuing the five percent discount provision of the plan, effective November 1, 1993. This discount was eliminated since the Company had achieved all capital goals.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

During 1994, 2.8 million shares of common stock were issued in connection with the acquisition of Chattahoochee Bancorp, Inc. This transaction increased equity by $46.4 million. During the fourth quarter of 1993, 1.7 million shares of common stock were issued in connection with the acquisition of the Atlanta banking franchise of Barnett Banks, Inc. This transaction increased shareholders' equity by $23.3 million. During the first quarter of 1992, the Company announced the issuance of five million shares of common stock in Europe. The transaction was closed on April 9, 1992. This transaction provided an additional $39.4 million of equity.


SUPPLEMENTAL SELECTED SHAREHOLDERS' EQUITY DATA
TABLE 19

                                                                   Year ended December 31,
                                                  1994       1993       1992        1991       1990
                                                --------------------------------------------------------
                                                      Thousands of dollars, except per share data
Shareholders' equity at year-end                $601,076  $ 496,449  $ 343,305  $ 254,088  $  316,832
Shareholders' equity and long-term
     debt at year-end                            690,630    595,187    403,672    317,405     381,535
Book value per common share at year-end            11.00       9.76       7.77       6.82        8.65
Dividend payout percentage                         32.65%     15.48%         *          *           *
Year-end shareholders' equity as a
     percent of year-end:
  Loans, net of unearned income                    15.94      14.96      12.31%      8.75%       9.27%
  Assets                                            8.67       8.61       7.28       5.40        5.79
  Deposits                                         12.66      11.68       8.89       6.55        7.37
  Shareholders' equity and long-term debt          87.03      83.41      85.05      80.05       83.04
Internal capital generation rate:
  Return on average total equity (multiplied by)   14.26      18.24      10.03     (20.19)      (2.84)
  Percentage of earnings retained                  55.78      81.90        100          *           *
-------------------------------------------------------------------------------------------------------
Internal capital generation rate                    7.95%     14.94%     10.03%         *           *
=======================================================================================================

* Not meaningful




At December 31, 1994, the Company's Tier 1 capital ratio was 10.72 percent, the Total risk-based capital ratio was 12.44 percent and the Leverage ratio was
8.07 percent. These ratios are in excess of regulatory requirements, as presented in Table 20, "Capital Adequacy." Bank South, N.A., the Company's bank subsidiary is considered "well capitalized" by banking regulators.

Capital planning is an integral part of the Company's overall planning process. Capital adequacy is regularly monitored and reviewed to ensure that appropriate levels of capital are maintained to meet both current operating needs and anticipated future requirements. Further discussion of capital, including restrictions on the payment of dividends, can be found in Note 13 to the Consolidated Financial Statements.

In 1994, the Company's Board of Directors declared dividends of $0.48 per share for an increased dividend payout of 32.7 percent compared to 15.5 percent in 1993. The current level of dividend payout is expected to be maintained, within a target range of 25 percent to 35 percent, in a manner commensurate with earnings growth and capital requirements. It is the Company's belief that its shareholders seek a consistent long-term return on their investment, including a stable pattern of earnings growth coupled with a steadily increasing cash dividend.

                                                                CAPITAL ADEQUACY
                                                                        TABLE 20

                                                         Year ended December 31,
                                            1994                  1993                  1992
                                      Amount    Percent     Amount    Percent      Amount   Percent
                                  -------------------------------------------------------------------
                                                          Thousands of dollars
RISK-BASED CAPITAL
    Tier 1 capital:
       Actual                         $496,487   10.72%     $409,347    9.80%     $316,927    9.60%
       Minimum required                185,236    4.00       167,118    4.00       132,042    4.00
-----------------------------------------------------------------------------------------------------
    Excess                            $311,251    6.72%     $242,229    5.80%     $184,885    5.60%
=====================================================================================================
    Total risk-based capital:
       Actual                         $575,920   12.44%     $504,634   12.08%     $405,142   12.27%
       Minimum required                370,472    8.00       334,235    8.00       264,084    8.00
-----------------------------------------------------------------------------------------------------
    Excess                            $205,448    4.44%     $170,399    4.08%     $141,058    4.27%
=====================================================================================================
    Tier 1 capital leverage ratio:
       Actual                         $496,487    8.07%     $409,347    8.42%     $316,927    6.66%
       Maximum requirement*            231,545    5.00       208,897    5.00       151,875    5.00
-----------------------------------------------------------------------------------------------------
    Excess                            $264,942    3.07%     $200,450    3.42%     $165,052    1.66%
=====================================================================================================

* The regulatory requirement for leverage ratio is 3 percent to 5 percent. This is determined by the Federal Reserve using various criteria.


LIQUIDITY Liquidity represents the ability to provide funding for lending and investment activities, as well as to cover deposit withdrawals and pay debt and operating obligations. These funds can be obtained by converting assets to cash, attracting new deposits, or borrowing funds. Many factors impact the Company's ability to meet liquidity needs, including variations in the markets served by the branch office network, asset/liability mix, reputation and credit standings in the market, and general economic conditions. Maintaining an adequate level of liquidity is a critical balance sheet management objective. At December 31, 1994, the Company's balance sheet was highly liquid. The Company's core deposits as a percent of loans were 116.3 percent in 1994 compared to 121.2 percent in 1993 and 130.4 percent in 1992. Short-term liquid assets as a percent of volatile short-term liabilities were 279.86 percent in 1994, 544.06 percent in 1993 and 293.10 percent in 1992. Balance sheet liquidity in 1994 and 1993 was enhanced by significant core deposit

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

    growth and new equity raised through the Dividend Reinvestment and Stock Purchase Plan. In addition, the Company's access to debt markets was improved in 1994 by upgrades in debt ratings, continued improvement in asset quality, an increased level of capital, and increased profitability.

    INTEREST RATE SENSITIVITY AND ASSET LIABILITY MANAGEMENT Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. To lessen the impact of rate movements, the balance sheet is structured such that differences in repricing opportunities between assets and liabilities are minimized.

    Interest rate risk management, an important component of the overall risk management program of the Company, includes monitoring of the balance sheet composition and its associated sensitivity to interest rate changes. Interest rate sensitivity is monitored on a monthly basis by simulating net interest income under varying interest rate scenarios. The simulation model utilizes maturity and repricing data on loans, investments, derivative financial instruments, deposits and other interest-bearing liabilities to predict future levels of net interest income. The model measures net interest income, t.e., at risk as the difference between net interest income under rising and falling rate environments and net interest income, t.e., in an unchanged rate environment. The Company's policy is to actively manage the balance sheet so that net interest income simulated over a 12-month period under 100, 200 and 300 basis point changes in rates does not vary adversely from net interest income produced in an unchanged rate environment by more than 2 percent, 5 percent and 8 percent, respectively. At December 31, 1994, the decrease in net interest income under 100, 200 and 300 basis point increases in rates would have been 1.6 percent, 3.7 percent and 6.3 percent, respectively. A measure of longer-term interest rate risk is the market value of portfolio equity, which is the present value of asset cash flows less the present value of liability cash flows, adjusted for off-balance activity. At December 31, 1994, the Company was liability sensitive. The sensitivity of the market value of portfolio equity to changes in interest rates is measured in comparison to established policy guidelines. At December 31, 1994, the Company was in compliance with its market value of portfolio equity policies.

    It is the Company's policy to utilize derivative financial instruments, primarily interest rate swap and interest rate cap agreements, to reduce its exposure to interest rate fluctuations. Income streams from underlying assets and liabilities are offset with income received or paid on interest rate swaps and caps. Consequently, the overall impact of rate movements on net interest income for the interest rate swap and cap portfolio must be evaluated in conjunction with the impact of rate movements on the underlying assets which the swaps are hedging.

    Interest rate swap and cap agreements are used to modify the repricing characteristics of interest-earning assets and interest-bearing liabilities. These agreements generally involve the receipt of fixed-rate interest payments in exchange for floating-rate interest payments over the life of the agreement without an exchange of the underlying notional amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense or interest income related to the underlying hedged item. The related amount payable to, or receivable from, counterparties is included in other liabilities or assets. The fair value changes in the interest rate swap and cap agreements are recognized in accordance with the accounting for the underlying hedged item (see Note 1 to the Consolidated Financial Statements).

    Interest rate swap and cap agreements are stated in terms of a notional amount, which represents a value used to compute the amount of interest to be received or paid under the agreement. The Company's risk of loss relates to the ability of the counterparties to make the interest payments required under the terms of the agreements. Counterparties must meet rigorous credit standards and be approved by the Company's Capital Markets Credit Committee before entering into interest rate swap and cap agreements. Counterparties to the contract must provide collateral sufficient to protect the other party from significant exposure to loss. At December 31, 1994, the Company had sufficient collateral to cover any loss exposure.

    The notional balance for interest rate swaps and caps at December 31, 1994 was $2.1 billion and $1.5 billion, respectively. At December 31, 1993, the Company had $1.5 billion in interest rate swaps and no interest rate caps. The net unrealized market value loss on total derivative financial instruments at December 31, 1994 was approximately $90.4 million, or 2.4 percent of total notional balance for total derivative financial instruments compared to a net unrealized market value gain at December 31, 1993 of approximately $25.9 million, or 1.6 percent. The Company terminated $430.0 million in interest rate swaps in 1994 resulting in $1.0 million in gains. The termination of these interest rate swaps was due to the sale of the underlying assets and in the course of the Company's asset and liability management process. The Company has $1.9 billion of interest rate swaps whose maturities extend when interest rates rise as a means of constructing more effective hedges (see Note 14 to the Consolidated Financial Statements).

                                                DERIVATIVE FINANCIAL INSTRUMENTS
                                                                        Table 21

                                             Pay fixed      Receive fixed
                                          notional amount  notional amount      Total
                                          ----------------------------------------------
                                                     Thousands of dollars
INTEREST RATE SWAP
    Beginning balance, January 1, 1994    $   115,000      $ 1,372,273       $ 1,487,273
    Additions                                 350,000        1,275,000         1,625,000
    Amortization                                   --         (606,762)         (606,762)
    Terminations                             (315,000)        (115,000)         (430,000)
    ------------------------------------------------------------------------------------
    Ending balance, December 31, 1994     $   150,000      $ 1,925,511       $ 2,075,511
    ====================================================================================



                                          Receive fixed
                                         notional amount
                                      --------------------
                                      Thousands of dollars
INTEREST RATE CAP
    Beginning balance, January 1, 1994    $        --
    Additions                               1,547,000
    ------------------------------------------------------
    Ending balance, December 31, 1994     $ 1,547,000
    ======================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

SELECTED QUARTERLY DATA
TABLE 22

                                                         1994                                              1993
                                    Fourth        Third        Second       First        Fourth      Third      Second       First
                               -----------------------------------------------------------------------------------------------------
                                                Thousands of dollars, except per share data
FOR THE QUARTER
    Interest income
      (taxable equivalent)         $ 118,843    $ 109,727    $ 100,380   $  98,616    $  92,053    $  87,555   $  86,196   $  83,805
    Interest income                  114,251      105,789       97,293      95,949       89,985       86,123      85,254      82,931
    Interest expense                  54,539       45,379       36,603      35,070       37,125       34,778      33,436      34,249
    --------------------------------------------------------------------------------------------------------------------------------
    Net interest income               59,712       60,410       60,690      60,879       52,860       51,345      51,818      48,682
    Provision for loan losses             --           --        2,000       4,397        2,871        4,705       5,528       6,109
    --------------------------------------------------------------------------------------------------------------------------------
    Net interest income after
      provision for loan losses       59,712       60,410       58,690      56,482       49,989       46,640      46,290      42,573
    Securities gains (losses)             47         (162)       2,180        (330)        (319)         961       1,054       3,845
    Gain on sale of subsidiary            --           --           --          --       32,288           --          --          --
    Other non-interest income         31,158       29,915       29,045      27,504       27,352       27,806      27,988      24,578
    Other real estate owned              (56)          (5)         350         164        1,102          369         953          94
    Other non-interest expense        68,986       67,666       64,157      60,793       69,788       56,186      54,751      54,459
    --------------------------------------------------------------------------------------------------------------------------------
    Income before income taxes        21,987       22,502       25,408      22,699       38,420       18,852      19,628      16,443
    Income tax expense                 2,538        1,813        3,753       4,341        9,586        3,324       4,751       2,333
    --------------------------------------------------------------------------------------------------------------------------------
    Net income                     $  19,449    $  20,689    $  21,655   $  18,358    $  28,834    $  15,528   $  14,877   $  14,110
   =================================================================================================================================

    Per common share
      Net income                   $    0.35    $    0.38    $    0.39   $    0.35    $    0.58    $    0.32   $    0.32   $    0.31
      Cash dividends declared           0.13         0.13         0.11        0.11         0.08         0.08        0.04        0.04
      Common book value                11.00        10.81        10.55       10.26         9.76         8.96        8.55        8.16
      Common stock price:
        High                           18.50        21.00        20.38       19.13        15.88        16.13       14.00       14.75
        Low                            16.38        18.38        17.25       14.75        13.13        11.25       11.25       11.63
        Quarter-end                    17.75        18.50        18.00       18.25        15.25        15.50       12.88       13.63

Notes: The common stock price data represents actual sales prices without retail markups or commissions.

The balances shown above have been restated for business combinations accounted for under the pooling of interests method (see Note 2 to the Consolidated Financial Statements).

A provision for loan losses was not recorded in the 3rd or 4th quarters of 1994 compared to $2.9 million and $4.7 million in the respective period of 1993. This reduced provision was the result of larger-than-expected recoveries and the significant improvement in asset quality.

Income tax expense declined 73.5 percent for the 4th quarter of 1994 compared to the same period of 1993 due to the effects of the sale of the bank subsidiary in 4th quarter 1993 with a tax effect of $12.5 million.

                                                  REPORT OF INDEPENDENT AUDITORS


To the Shareholders and Board of Directors of Bank South Corporation

We have audited the accompanying consolidated balance sheets of Bank South Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank South Corporation and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

Atlanta, Georgia
January 19, 1995

                                                Ernst & Young LLP



                                     MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS


The management of Bank South Corporation and its subsidiaries has prepared the accompanying financial statements and is responsible for their integrity and objectivity. The statements, which include amounts that are based on management's best estimates and judgment, have been prepared in conformity with generally accepted accounting principles and are free of material misstatement. Management also prepared the other information in the annual report to shareholders and is responsible for its accuracy and consistency with the financial statements.

The Company maintains a system of internal control over financial reporting, which is designed to provide reasonable assurance to the Company's management and board of directors regarding the preparation of reliable published annual and interim financial statements. The system contains self-monitoring mechanisms, and actions are taken to correct deficiencies as they are identified. Even an effective internal control system, no matter how well designed, has inherent limitations -- including the possibility of the circumvention or overriding of controls -- and therefore can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, internal control system effectiveness may vary over time.

The Company assessed its internal control system as of December 31, 1994 in relation to criteria for effective internal control over the preparation of its published annual and interim financial statements described in "Internal Control -- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, the Company believes that, as of December 31, 1994, its system of internal control over the preparation of its published annual and interim financial statements met those criteria.

Patrick L. Flinn
------------------------------------
Patrick L. Flinn
Chairman and Chief Executive Officer


Ralph E. Hutchins, Jr.
------------------------
Ralph E. Hutchins, Jr.
Chief Financial Officer

CONSOLIDATED BALANCE SHEETS

                                                                                     December 31,
                                                                              1994                 1993
                                                                      ---------------------------------------
                                                                      Thousands of dollars, except share data
ASSETS
    Cash and due from banks:
       Interest bearing deposits                                              $   19,495   $   19,304
       Non-interest bearing deposits and cash                                    349,619      355,000
    ---------------------------------------------------------------------------------------------------------
    Total cash and due from banks - Note 3                                       369,114      374,304
    ---------------------------------------------------------------------------------------------------------
    Federal funds sold and securities purchased under agreements to resell        50,649        9,170
    Trading account securities                                                    75,431       13,154
    Investment securities available for sale - Note 4                            402,469    1,060,992
    Investment securities held to maturity (fair value $1,851,892 at
       December 31, 1994 and $765,423 at December 31, 1993) - Note 5           1,945,856      769,584
    Loans                                                                      3,789,662    3,353,126
    Less: Unearned income                                                         18,346       34,528
          Allowance for loan losses                                               80,152       86,511
    ---------------------------------------------------------------------------------------------------------
    Net loans - Note 6                                                         3,691,164    3,232,087
    ---------------------------------------------------------------------------------------------------------
    Premises and equipment, net - Note 7                                         107,170       95,063
    Customers' acceptance liability                                                  770        1,733
    Other real estate owned, net - Note 8                                          3,753        4,735
    Other assets                                                                 282,889      203,946
    ---------------------------------------------------------------------------------------------------------
    Total assets                                                              $6,929,265   $5,764,768
    =========================================================================================================

LIABILITIES
    Non-interest bearing demand deposit accounts                              $1,163,119   $1,084,236
    Interest-bearing deposits:
       NOW accounts                                                              752,684      750,506
       Money market accounts                                                     572,681      539,577
       Savings accounts                                                          443,550      424,275
       Certificates of deposit $100,000 or more                                  364,584      228,365
       Other time deposits                                                     1,453,063    1,223,239
    ------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits                                            3,586,562    3,165,962
    ------------------------------------------------------------------------------------------------------------
    Total deposits - Note 9                                                    4,749,681    4,250,198
    ------------------------------------------------------------------------------------------------------------
    Short-term borrowings:
       Federal funds purchased and securities sold under
         agreements to repurchase                                                944,153      511,296
       Commercial paper                                                           49,773       21,616
       Other short-term borrowings                                               375,998      255,283
    ------------------------------------------------------------------------------------------------------------
    Total short-term borrowings - Note 10                                      1,369,924      788,195
    ------------------------------------------------------------------------------------------------------------
    Bank acceptances outstanding                                                     770        1,733
    Long-term debt - Note 11                                                      89,554       98,738
    Other liabilities                                                            118,260      129,455
    ------------------------------------------------------------------------------------------------------------
    Total liabilities                                                          6,328,189    5,268,319
    ------------------------------------------------------------------------------------------------------------
    Commitments and contingencies - Note 12

SHAREHOLDERS' EQUITY                                1994             1993
                                             ------------------------------
    Preferred stock:
       Par value                                       $25              $25
       Shares authorized                         5,000,000        5,000,000
       Shares issued and outstanding                    --               --           --           --
    Common stock:
       Par value                                       $ 5              $ 5
       Shares authorized                       100,000,000      100,000,000
       Shares issued and outstanding            54,644,880       50,858,597      273,224      254,293
    Capital surplus                                                              189,267      149,497
    Retained earnings                                                            143,683       89,562
    Unrealized (loss) gain on investment securities
         available for sale, net of tax                                           (5,098)       3,097
    ------------------------------------------------------------------------------------------------------------
    Total shareholders' equity - Note 13                                         601,076      496,449
    ------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                               $ 6,929,265  $ 5,764,768
    ============================================================================================================

See Notes to Consolidated Financial Statements.

                                               CONSOLIDATED STATEMENTS OF INCOME

                                                                                            Year ended December 31,
                                                                                        1994          1993          1992
                                                                                   ----------------------------------------
                                                                                   Thousands of dollars, except share data
INTEREST INCOME
    Interest and fees on loans:
      Taxable                                                                       $   290,266   $   253,594   $   261,009
      Tax-exempt                                                                          3,714         3,734         5,222
    -----------------------------------------------------------------------------------------------------------------------
    Total interest and fees on loans - Note 6                                           293,980       257,328       266,231
    -----------------------------------------------------------------------------------------------------------------------
    Interest on investment securities held to maturity:
      Taxable                                                                            53,444        35,349        73,279
      Tax-exempt                                                                         22,288         5,632           250
    -----------------------------------------------------------------------------------------------------------------------
    Total interest on investment securities held to maturity                             75,732        40,981        73,529
    -----------------------------------------------------------------------------------------------------------------------
    Interest and dividends on investment securities
        available for sale (taxable)                                                     28,687        36,509            --
    Trading account securities                                                            6,454         3,262         1,074
    Federal funds sold and securities purchased under agreements to resell                3,777         3,270         1,147
    Interest-bearing deposits                                                               884           579           535
    Other short-term investments                                                          3,768         2,364        10,372
    -----------------------------------------------------------------------------------------------------------------------
    Total interest income                                                               413,282       344,293       352,888
    -----------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
    Interest on deposits:
      NOW accounts                                                                       19,236        15,653        16,032
      Money market accounts                                                              16,318        12,968        17,683
      Savings accounts                                                                   11,558         9,894        10,000
      Certificates of deposit $100,000 or more                                           13,167        12,789        11,946
      Other time deposits                                                                60,959        66,844        96,193
    -----------------------------------------------------------------------------------------------------------------------
    Total interest on deposits - Note 9                                                 121,238       118,148       151,854
    -----------------------------------------------------------------------------------------------------------------------
    Interest on short-term borrowings:
      Federal funds purchased and securities sold under agreements to repurchase         30,910        14,817        18,697
      Other short-term borrowings                                                        13,684         2,174           185
    -----------------------------------------------------------------------------------------------------------------------
    Total interest on short-term borrowings - Note 10                                    44,594        16,991        18,882
    -----------------------------------------------------------------------------------------------------------------------
    Interest on long-term debt - Note 11                                                  5,759         4,449         4,093
    -----------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                              171,591       139,588       174,829
    -----------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                                     241,691       204,705       178,059
    Less: Provision for loan losses - Note 6                                              6,397        19,213        31,543
    -----------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                                 235,294       185,492       146,516
    -----------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
    Trust income                                                                          9,990        10,323        10,485
    Service charges and fees on deposit accounts                                         64,074        53,711        42,066
    Electronic banking                                                                   17,257        13,284         9,789
    Mortgage banking activities                                                           3,590         4,338         4,984
    Other service charges and fees                                                       10,491        10,233         5,506
    Capital markets activities                                                            5,661         6,193         5,398
    Gain on sale of subsidiary - Note 2                                                      --        32,288            --
    Securities gains - Note 4                                                             1,735         5,541        32,382
    Other income                                                                          6,559         9,642        12,791
    -----------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                                           119,357       145,553       123,401
    -----------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
    Salaries and employee benefits                                                      126,338       116,238        98,629
    Occupancy                                                                            17,856        16,409        16,775
    Equipment                                                                            16,224        13,175        12,124
    Other real estate owned                                                                 453         2,518        15,384
    Other expense                                                                       101,184        89,362        90,481
    -----------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                                          262,055       237,702       233,393
    -----------------------------------------------------------------------------------------------------------------------
    Income before income taxes                                                           92,596        93,343        36,524
    Income tax expense [including tax expense of $233; $1,186; and
         $6,055 on securities gains for 1994, 1993 and 1992, respectively]               12,445        19,994         6,827
    -----------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                          $    80,151   $    73,349   $    29,697
    =======================================================================================================================
    Earnings per common share                                                       $      1.47   $      1.55   $      0.73
    =======================================================================================================================
    Weighted average common shares and
         common share equivalents outstanding                                        54,343,754    47,407,392    40,742,832
    =======================================================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           Year ended December 31,
                                                                                     1994               1993           1992
                                                                                -----------------------------------------------
                                                                                             Thousands of dollars
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                  $    80,151        $    73,349    $    29,697
    Adjustments to reconcile net income to net cash (used in)
         provided by operating activities:
      Provision for loan losses                                                       6,397             19,213         31,543
      Provision for losses on other real estate owned                                 1,046              3,760         13,913
      Depreciation and amortization expense -  premises and equipment                12,143              9,001          8,611
      Amortization expense - intangible and other assets                             12,363              5,758         11,394
      Deferred income tax expense  (benefit)                                          7,497             (1,715)         2,591
      Net amortization of investment security premiums and discounts                  4,624              2,831            861
      Securities gains                                                               (1,735)            (5,541)       (32,382)
      Net unrealized valuation gain on trading account securities                      (258)              (373)           (36)
      Net realized gain on sales of other assets                                     (1,113)            (3,870)          (603)
      Net (increase) decrease in trading account securities                         (62,019)            47,457        (50,548)
      Net (increase) decrease in mortgage loans held for sale                       (27,816)           (23,038)         5,658
      Net (increase) decrease in interest receivable                                (14,565)             1,590          2,924
      Net (increase) decrease in other assets                                       (51,541)            (6,501)        15,927
      Net increase (decrease) in interest payable                                     8,046            (10,189)          (612)
      Net (decrease) increase in other liabilities                                  (25,029)            44,629         27,826
      Gain on sale of subsidiary                                                         --            (32,288)            --
    ---------------------------------------------------------------------------------------------------------------------------
    Total adjustments                                                              (131,960)            50,724         37,067
    ---------------------------------------------------------------------------------------------------------------------------
    Net cash (used in) provided by operating activities                             (51,809)           124,073         66,764
    ---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Net (increase) decrease in federal funds sold and securities
         purchased under agreements to resell                                       (28,069)            35,050         21,793
    Net decrease in other short-term investments - 90 days or less                       --                 --        143,763
    Proceeds collected from matured other short-term investments -
         90 days or more                                                                 --              1,240        169,660
    Purchases of investment securities held to maturity                          (1,278,966)        (1,596,437)            --
    Purchases of investment securities available for sale                        (3,731,581)        (1,534,934)            --
    Proceeds from sales of investment securities available for sale               4,198,817          2,154,718             --
    Proceeds from calls, maturities and redemptions of investment
         securities held to maturity                                                145,309            185,036             --
    Proceeds from calls, maturities and redemptions of investment
         securities available for sale                                              183,449            151,566             --
    Purchase of investment securities held to maturity and
         investment securities available for sale                                        --                 --     (1,435,206)
    Proceeds from sales of investment securities held to maturity and
         investment securities available for sale                                        --                 --        816,138
    Proceeds from calls, maturities and redemptions of investment securities
         held to maturity and investment securities available for sale                   --                 --        237,311
    Net (increase) decrease in loans                                               (292,157)          (164,439)        21,668
    Purchases of premises and equipment                                             (26,440)           (15,078)        (5,033)
    Proceeds from sales of premises and equipment                                     8,085              3,661          1,883
    Proceeds from sales of other real estate owned                                    8,257             31,823         68,033
    Proceeds from recoveries on loans previously charged-off                         20,646             10,058         10,294
    Business combinations, net of cash acquired                                       7,872             (9,798)            --
    ---------------------------------------------------------------------------------------------------------------------------
    Net cash (used in) provided by investing activities                            (784,778)          (747,534)        50,304
    ---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in deposits                                             279,603             43,599        (12,960)
    Net increase (decrease) in short-term borrowings                                574,729            460,909        (93,488)
    Repayments of long-term debt                                                     (9,184)            (1,104)        (2,900)
    Proceeds from long-term debt                                                         --             40,000             --
    Cash dividends paid                                                             (26,030)           (11,267)            --
    Proceeds from employee and director stock purchases                              10,716              5,303          1,007
    Proceeds from foreign stock issuance                                                 --                 --         39,430
    Proceeds from dividend reinvestment plan                                          1,563             59,389         19,083
    ---------------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                             831,397            596,829        (49,828)
    ---------------------------------------------------------------------------------------------------------------------------
    Net (decrease) increase in cash and due from banks                               (5,190)           (26,632)        67,240
    Cash and due from banks at beginning of year                                    374,304            400,936        333,696
    ---------------------------------------------------------------------------------------------------------------------------

    Cash and due from banks at end of year                                      $   369,114        $   374,304    $   400,936
    ===========================================================================================================================

See Notes to Consolidated Financial Statements.

SUPPLEMENTARY INFORMATION

                                                                          Year ended December 31,
                                                                   1994            1993           1992
                                                               --------------------------------------------
                                                                            Thousands of dollars
Income taxes paid                                               $  26,967      $    14,462    $    2,468
Income tax refunds received                                         1,246            1,258        16,664
Interest paid                                                     163,551          149,808       175,639
Non-cash transactions:
  Loans transferred to other real estate owned                      6,755            3,970        37,494
  Loans to facilitate the sale of other real estate owned             145            2,734            --
Investment securities held to maturity
  transferred to investment securities available for sale              --        1,180,924     1,350,458


See Notes to Consolidated Financial Statements.

                                           CONSOLIDATED STATEMENTS OF CHANGES IN
                                                            SHAREHOLDERS' EQUITY

                                                                                                Unrealized
                                                                                              (loss) gain on
                                                                                                investment
                                                                                  Retained      securities
                                                                                  earnings    available for
                                                 Common     Common     Capital  (accumulated    sale, net
                                                 shares      stock     surplus    deficit)        of tax      Total
                                             ------------------------------------------------------------------------
                                                       Thousands of dollars and shares, except per share data
Balance at January 1, 1992                       37,186   $ 185,925   $  70,367   $  (2,204)   $      --    $ 254,088
  Net income                                         --          --          --      29,697           --       29,697
  Dividend reinvestment plan                      1,825       9,127       9,956          --           --       19,083
  Foreign stock issuance                          5,000      25,000      14,430          --           --       39,430
  Employee and director stock transactions          130         650         370         (13)          --        1,007
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                     44,141     220,702      95,123      27,480           --      343,305
---------------------------------------------------------------------------------------------------------------------
  Net income                                         --          --          --      73,349           --       73,349
  Cash dividends declared ($0.24 per share)          --          --          --     (11,267)          --      (11,267)
  Issuance of stock in business combination       1,679       8,394      14,879          --           --       23,273
  Dividend reinvestment plan                      4,542      22,710      36,679          --           --       59,389
  Employee and director stock transactions          497       2,487       2,816          --           --        5,303
  Unrealized gain on investment securities
    available for sale, net of tax                   --          --          --          --        3,097        3,097
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                     50,859     254,293     149,497      89,562        3,097      496,449
---------------------------------------------------------------------------------------------------------------------
  Net income                                         --          --          --      80,151           --       80,151
  Cash dividends declared ($0.48 per share)          --          --          --     (26,030)          --      (26,030)
  Issuance of stock in business combination       2,821      14,105      32,317          --           --       46,422
  Dividend reinvestment plan                         88         441       1,122          --           --        1,563
  Employee and director stock transactions          877       4,385       6,331          --           --       10,716
  Unrealized loss on investment securities
    available for sale, net of tax                   --          --          --          --       (8,195)      (8,195)
---------------------------------------------------------------------------------------------------------------------
Balance at DECEMBER 31, 1994                     54,645   $ 273,224   $ 189,267   $ 143,683    $  (5,098)   $ 601,076
=====================================================================================================================

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Bank South Corporation is a bank holding company whose business is presently conducted by its subsidiaries, primarily Bank South, N.A. (the "Bank"). The accounting principles followed by Bank South Corporation and its subsidiaries (the "Company") and the methods of applying those principles conform with generally accepted accounting principles and with general practices within the banking industry, where applicable.

     PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION The Company's consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Results of operations of companies purchased are included from the dates of acquisition. Prior year financial statements are restated to include amounts of companies acquired and accounted for as poolings of interests. Certain amounts in prior years have been reclassified to conform to the 1994 presentation.

     TRADING ACCOUNT SECURITIES, INVESTMENT SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES HELD TO MATURITY The Company's policies for investments in debt and equity securities are as follows: Trading account assets are held for resale in anticipation of short-term market movements. Trading account assets, consisting of debt and marketable equity securities and money market instruments, are stated at fair value. Gains and losses, both realized and unrealized, are included in capital markets activities. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities are classified as investment securities held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Debt securities classified as investment securities held to maturity are stated at amortized cost. Debt securities not classified as investment securities held to maturity or trading and marketable equity securities not classified as trading are classified as investment securities available for sale. Investment securities available for sale are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. The amortized cost of investment securities held to maturity and investment securities available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income. Realized gains and losses, and declines in value judged to be other than temporary are included in securities gains. The cost of securities sold is based on the specific identification method.

     INTEREST CONTRACTS The Company uses various interest rate related contracts such as swaps, caps, futures and options to reduce its exposure to interest rate fluctuations (asset/liability management) and to hedge trading activities. For contracts used in asset/liability management which are designated and effective as hedges of existing risk positions or anticipated transactions which will create risk positions, gains and losses are deferred and recognized as an adjustment to the yield of the hedged item. The fair value of contracts designated and effective as hedges of existing risk positions for assets classified as available for sale is recognized as an adjustment to equity, consistent with accounting for the underlying hedged instrument. Contracts entered into hedging trading positions are marked to market, and gains and losses are recognized currently as non-interest income. Premiums paid on interest rate caps are amortized over the life of the contract as an adjustment to the yield of the hedged position. If a derivative financial instrument that is used to manage interest rate risk is terminated early or results in a single payment based on the change in value of an underlying item, any resulting gain or loss is deferred and amortized as an adjustment to the yield of the designated assets or liabilities over the remaining periods originally covered by the derivative financial instrument.

     LOANS Interest income on loans is recognized in a manner that results in a level yield on the principal amounts outstanding. The Company defers certain loan fees, net of loan origination costs, and amortizes them to income over the life of the related loan. Mortgage loans held for sale are recorded at lower of cost or market on an agreggate basis as of the date of the balance sheet. Changes in the valuation allowances are included in the determination of net income for the period in which the change occurs.

     Loans are generally classified as non-accrual when they are past due in principal or interest payments for more than 90 days or it is otherwise not reasonable to expect collection of principal and interest under the original terms. Exceptions are allowed when loans are well-secured and in process of collection. Generally, payments received on non-accrual loans are applied directly against principal.

     ALLOWANCE FOR LOAN LOSSES The Company's allowance for loan losses is based upon management's regular review and evaluation of the loan portfolio. The allowance is maintained at a level which management believes is adequate to provide for losses inherent in the loan portfolio. Management's review addresses several factors, including current and expected economic conditions, lending policies, and historical loss experience by loan category and loan classification. The evaluation of overall portfolio quality when setting the allowance includes analysis of individual loans with additional emphasis on non-accruing and past due credits. The amount of the allowance is maintained through the provision for loan losses. Loans that are declared uncollectible are charged against the allowance and any subsequent recoveries are credited to the allowance. For individually significant loans, management's review consists of evaluations of the financial strength of the borrowers, appraisals and other estimates of the value of the related collateral. The review of groups of loans, which are individually insignificant, is based upon the delinquency status of the group, lending policies and previous loss experience by each category. Changing economic conditions affecting the Company's market or loan customers may result in changes to management's estimates, appraisals, and evaluations of loans.

     OTHER REAL ESTATE OWNED Other real estate owned is recorded at foreclosure, or when the loan is determined to be an in-substance foreclosure, at the lower of the investment in the loan or fair value of the amount, less estimated selling costs. A valuation allowance is established to recognize temporary declines in fair value. The carrying value of these properties is adjusted downward when required by an annual re-appraisal, or more frequently if market conditions indicate a decline in fair value below carrying value. Changes in this allowance are reflected in other real estate owned expense. Loans are accounted for as in-substance foreclosures when the borrower has little or no equity in the project, repayment is expected only from the operation or sale of a property, and the borrower has either abandoned control of the property or it is doubtful the borrower will be able to rebuild equity over a relatively short period of time.

     PREMISES AND EQUIPMENT Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

     EARNINGS PER COMMON SHARE Earnings per common share (including common share equivalents) are based on the weighted average number of common shares outstanding during the period.

     INTANGIBLE ASSETS AND DEPOSIT-BASED INTANGIBLES Intangible assets, primarily arising from the excess of purchase price over net assets acquired of purchased banks, are principally amortized on a straight-line basis over periods from 15 to 25 years. Deposit-based intangibles, primarily arising from the excess fair value related to deposits purchased from banks, are principally amortized on a straight-line basis over periods from seven to 10 years.

     INCOME TAXES The provision for income taxes is based on income as reported in the consolidated financial statements.

     STATEMENTS OF CASH FLOWS For purposes of the Statements of Cash Flows, the Company considers cash and cash equivalents to include cash and amounts due from banks.

2    ACQUISITIONS AND DIVESTITURES

     On December 2, 1993, the Company acquired Barnett Bank of Atlanta ("BBA") and Barnett Bank of Fayette County ("BBFC") from Barnett Banks, Inc. ("Barnett"), and sold to Barnett its Pensacola, Florida, subsidiary, the Citizens and Peoples National Bank of Pensacola ("C&P"), pursuant to two Stock Purchase Agreements, each dated as of May 4, 1993, with Barnett. In connection with the acquisitions of BBA and BBFC, the Company paid to Barnett $31,727,000 in cash, issued to Barnett 1,678,838 shares of the Company's Common Stock, and transferred to Barnett all of the outstanding shares of C&P. The sale of C&P resulted in an after-tax gain of $19,813,000. In connection with this issuance of Bank South Common Stock, the Company and Barnett entered into a Standstill and Registration Rights Agreement, also dated as of May 4, 1993. The acquisitions of BBA and BBFC were accounted for as purchases. In conjunction with this transaction, goodwill of $41,985,000 and deposit-based intangibles of $13,000,000 were recorded. These amounts are being amortized over 15 and seven years respectively. The fair value of combined assets of BBA and BBFC was approximately $774,717,000 and liabilities assumed were $705,606,000 at the acquisition date. The book value of C&P's assets and liabilities sold at the acquisition date were approximately $416,416,000 and $378,705,000, respectively. On December 2, 1993, subsequent to the acquisitions of BBA and BBFC, those banks were merged with and into Bank South, N.A. The unaudited pro forma results listed below reflect purchase price accounting adjustments assuming the acquisition occurred at the beginning of each period presented. These results have been prepared for informational purposes only and are not necessarily indicative of what would have occurred had the acquisition been made at the beginning of each period, nor are they necessarily indicative of future operating results.

                                           Year ended December 31,
                                      1993                         1992
                               ----------------------------------------------
                                 Thousands of dollars, except per share data
     Net interest income            $230,463                     $202,417
     Income before taxes              88,622                       29,672
     Net income                       69,650                       23,086
     Earnings per common share          1.42                         0.54


     On March 11, 1994, the Company acquired Merchant Bank Corporation ("Merchant"). At December 31, 1993, Merchant had total assets of approximately $138,612,000 and for the year then ended had net income of $1,006,000. The Company issued an aggregate 1,272,937 shares of the Company's common stock to holders of Merchant common stock. This acquisition was accounted for using the pooling of interests accounting method.

     On March 15, 1994, the Company acquired Chattahoochee Bancorp, Inc. ("Chattahoochee"). At December 31, 1993, Chattahoochee had total assets of approximately $258,454,000 and for the year then ended had net income of $450,000. The Company issued an aggregate 2,821,170 shares of the Company's common stock to holders of Chattahoochee common stock. This acquisition was accounted for using the purchase accounting method. In conjunction with this transaction, goodwill of $13,742,000 and deposit-based intangibles of $7,868,000 were recorded.

     On April 22, 1994, the Company acquired the Lithia Springs branch of Southern Federal Savings Association ("Southern Federal") of Georgia which had approximately $10,721,000 in deposits in a cash transaction from the RTC. This transaction was accounted for as a purchase.

     On July 22, 1994, the Company acquired Citizens Express Company ("Citizens"). At December 31, 1993, Citizens had total assets of approximately $98,944,000 and for the year then ended had net income of $1,461,000. The Company issued an aggregate 1,062,500 shares of the Company's common stock to holders of Citizens common stock. This acquisition was accounted for using the poolings of interests accounting method.

     At December 31, 1994, the Company's total intangible assets were $101,558,000, net of accumulated amortization, which were primarily comprised of goodwill and deposit-based intangibles resulting from acquisitions.

                                    RESTRICTION ON CASH AND DUE FROM BANKS     3

The Company is required to meet certain reserve requirements with the Federal Reserve Bank of Atlanta. The average balances were $64,606,000 and $83,794,000 in 1994 and 1993, respectively.

                                  INVESTMENT SECURITIES AVAILABLE FOR SALE     4

The cost, gross unrealized gains, gross unrealized losses and fair value of investment securities available for sale are summarized as follows:

                                                                       DECEMBER 31, 1994
                                                                       Gross        Gross
                                                                    unrealized   unrealized        Fair
                                                       Cost            gains       losses          value
                                                    -----------------------------------------------------
                                                                     Thousands of dollars
U.S. Treasury securities                            $  33,305          $   6      $2,107        $  31,204
Mortgage-backed securities                            326,592              8       6,004          320,596
Other U.S. Government agencies                            377             --          20              357
Corporate securities                                    1,229             --          15            1,214
Other debt securities                                   6,027            261         263            6,025
---------------------------------------------------------------------------------------------------------
Total debt securities available for sale              367,530            275       8,409          359,396
Equity securities                                      42,887            186          --           43,073
---------------------------------------------------------------------------------------------------------

Total investment securities available for sale      $ 410,417          $ 461      $8,409        $ 402,469
=========================================================================================================


                                                                       December 31, 1993
                                                                       Gross        Gross
                                                                    unrealized   unrealized        Fair
                                                       Cost            gains       losses          value
                                                   ------------------------------------------------------
                                                                     Thousands of dollars
U.S. Treasury securities                           $    19,464        $    3       $   1       $   19,466
Mortgage-backed securities                             925,369         5,301         663          930,007
Corporate securities                                    61,650           204          36           61,818
Other debt securities                                    2,023             2          46            1,979
---------------------------------------------------------------------------------------------------------
Total debt securities available for sale             1,008,506         5,510         746        1,013,270
Equity securities                                       47,722            --          --           47,722
---------------------------------------------------------------------------------------------------------

Total investment securities available for sale     $ 1,056,228        $5,510       $ 746       $1,060,992
=========================================================================================================


The net unrealized loss of $7,948,000 as of December 31, 1994, is recorded as a component of equity, net of the estimated related tax effect of $2,850,000. The net unrealized gain of $4,764,000 as of December 31, 1993, is recorded as a component of equity, net of the estimated related tax effect of $1,667,000.

The cost and fair value of debt securities available for sale by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or pre-payment penalties.

                                                   DECEMBER 31, 1994
                                                                 Fair
                                                Cost             value
                                             ----------------------------
                                                  Thousands of dollars
One year or less                             $  17,892        $ 16,413
Over one year through five years                17,187          16,545
Over five years through 10 years                    60              56
Over 10 years                                    5,799           5,786
-------------------------------------------------------------------------
                                                40,938          38,800
Mortgage-backed securities                     326,592         320,596
-------------------------------------------------------------------------

Total debt securities available for sale     $ 367,530        $359,396
=========================================================================

     The carrying value of investment securities available for sale pledged to secure deposits and other balances was approximately $331,176,000 and $324,999,000 at December 31, 1994 and 1993, respectively. At December 31, 1994, the Company had no commitments to purchase when-issued securities.

     During the years ended December 31, 1994 and 1993, proceeds from the sale of debt securities available for sale were $4,149,446,000 and $2,144,383,000, respectively. Gross realized gains on such sales were $5,602,000 and $8,074,000, respectively, and the gross realized losses were $4,751,000 and $2,661,000, respectively.

     During the year ended December 31, 1992, proceeds from the sale of debt securities available for sale and held to maturity were $814,327,000. Gross realized gains on such sales were $34,208,000 and gross realized losses were $105,000.

5    INVESTMENT SECURITIES HELD TO MATURITY

     The cost, gross unrealized gains, gross unrealized losses and fair value of investment securities held to maturity are summarized as follows:

                                                                   DECEMBER 31, 1994
                                                                 Gross           Gross
                                                              unrealized      unrealized          Fair
                                                Cost             gains          losses            value
                                              ---------------------------------------------------------------
                                                                  Thousands of dollars
U.S. Treasury securities                       $  114,544        $     10        $    675        $  113,879
Municipal securities                              543,549             545          42,618           501,476
Mortgage-backed securities                      1,276,326              21          50,983         1,225,364
Other U.S. Government agencies                      5,749               4             268             5,485
Other securities                                    5,688              --              --             5,688
-------------------------------------------------------------------------------------------------------------
Total investment securities held to maturity  $ 1,945,856        $    580        $ 94,544        $1,851,892
=============================================================================================================



                                                                   December 31, 1993
                                                                 Gross           Gross
                                                              unrealized      unrealized          Fair
                                                Cost             gains          losses            value
                                               ----------------------------------------------------------
                                                                  Thousands of dollars
U.S. Treasury securities                       $ 41,732         $   897         $    14          $ 42,615
Municipal securities                            291,253          10,453          10,944           290,762
Mortgage-backed securities                      429,389             453             258           429,584
Corporate securities                                997              41               5             1,033
Other debt securities                             6,213             866           5,650             1,429
---------------------------------------------------------------------------------------------------------
Total investment securities held to maturity   $769,584         $12,710         $16,871          $765,423
=========================================================================================================


     The carrying value of investment securities held to maturity pledged to secure deposits and other balances was approximately $1,045,448,000 and $746,409,000 at December 31, 1994 and 1993, respectively.

     During the years ended December 31, 1994 and 1993, there were no sales of investment securities held to maturity.

                        INVESTMENT SECURITIES HELD TO MATURITY (continued)     5

The cost and fair value of debt securities held to maturity by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or pre-pay obligations with or without call or pre-payment penalties.

                                                       DECEMBER 31, 1994
                                                                         Fair
                                                  Cost                   value
                                              ------------------------------------
                                                      Thousands of dollars
One year or less                              $   108,623             $  108,251
Over one year through five years                   19,571                 18,979
Over five years through 10 years                   32,298                 30,644
Over 10 years                                     509,038                468,654
----------------------------------------------------------------------------------
                                                  669,530                626,528
Mortgage-backed securities                      1,276,326              1,225,364
----------------------------------------------------------------------------------
Total investment securities held to maturity  $ 1,945,856             $1,851,892
==================================================================================



                                                                     LOANS     6

The following is a detail of loans by category:

                                                                                      December 31,
                                                                                 1994              1993
                                                                              -----------------------------
                                                                                   Thousands of dollars
Commercial, financial and agricultural                                        $1,014,963        $  863,639
Real estate construction                                                         200,936           121,677
Commercial mortgages                                                             550,656           537,485
1-4 Family residential mortgages                                                 625,502           524,186
Consumer                                                                       1,365,750         1,290,622
Lease financing                                                                   31,855            15,517
-----------------------------------------------------------------------------------------------------------
Total gross loans                                                             $3,789,662        $3,353,126
===========================================================================================================



The allowance for loan losses is analyzed as follows:

                                                                          Year ended December 31,
                                                                 1994              1993             1992
                                                              --------------------------------------------
                                                                           Thousands of dollars
Balance at beginning of year                                  $  86,511        $  77,338          $ 85,865
Loans charged-off                                               (35,898)         (25,860)          (51,044)
Recoveries on loans previously charged-off                       20,646           10,389            10,974
----------------------------------------------------------------------------------------------------------
Net loans charged-off                                           (15,252)         (15,471)          (40,070)
----------------------------------------------------------------------------------------------------------
Net increase as a result of business combinations                 2,496            5,431                --
Provision for loan losses charged to operating expense            6,397           19,213            31,543
----------------------------------------------------------------------------------------------------------

Balance at end of year                                        $  80,152         $ 86,511          $ 77,338
==========================================================================================================

Loans classified as non-accrual amounted to $22,191,000 at December 31, 1994 and $36,553,000 at December 31, 1993. At December 31, 1994, there were no renegotiated or restructured loans that were not classified as non-accrual. At December 31, 1993, there were $1,020,000 of such loans. At December 31, 1994, 1993 and 1992, interest foregone on non-accrual and renegotiated loans outstanding was $2,517,000, $3,431,000 and $6,325,000, respectively.

Certain directors and executive officers of the Company, including immediate families and companies in which they are immediate owners, were customers of the Company during 1994 and 1993. Loans to such parties are made in the ordinary course of business at the Company's normal credit terms, including interest rates and collateralization, and do not represent more than a normal risk of collection. Total loans to these parties at December 31, 1994 and 1993 amounted to $21,981,000 and $23,426,000, respectively. During 1994, $3,088,000 of additional loans were made to, and repayments of $4,533,000 were received from, those persons who were related parties at December 31, 1994.

     Statement of Financial Accounting Standards Number 114 ("FAS 114"), "Accounting by Creditors for Impairment of a Loan," was issued in May 1993 and amended in October 1994 by Statement of Financial Accounting Standards Number 118 (FAS 118), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements are effective for fiscal years beginning after December 15, 1994. The statements apply to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at lower of cost or fair value, leases, and debt securities as defined in FAS 115. The statements require that impaired loans be valued at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the fair market value of the loan's collateral if the loan is collateral dependent. The Company will adopt these new standards effective January 1, 1995. The effect of adopting the new rules is not expected to be material to the Company's financial position or results of operations.

     The Company's concentration of credit in Georgia is a moderately limiting factor in its ability to diversify the portfolio geographically. However, management does not believe this concentration is of significant risk to the Company's financial position.

7    PREMISES AND EQUIPMENT

     A summary of the Company's premises and equipment is presented below:

                                                                     December 31,
                                                                 1994            1993
                                                                Thousands of dollars
                                                              ------------------------
     Land owned                                               $ 18,711        $ 19,631
     Land leased                                                 4,700           4,700
     Buildings owned                                            50,033          47,505
     Buildings leased                                            4,105           4,105
     Leasehold improvements                                     20,288          19,570
     Furniture and equipment                                    92,055          81,341
     Construction in progress                                    9,605           4,834
     ---------------------------------------------------------------------------------
                                                               199,497         181,686
     Less: Accumulated depreciation and amortization            92,327          86,623
     ---------------------------------------------------------------------------------

     Premises and equipment, net                              $107,170        $ 95,063
     =================================================================================

     Depreciation and amortization expense, including amortization of capital leases, was $12,143,000 in 1994, $9,001,000 in 1993 and $8,611,000 in
     1992.

     Future minimum payments for capital leases, non-cancelable operating leases and data processing and facilities management service agreements with initial or remaining terms of one year or more are summarized as follows:

                                                                                  Operating
                                                                                 leases and
                                                                   Capital         service            Total
                                                                   leases        agreements        commitments
                                                                  --------------------------------------------
     Year ending December 31,                                                 Thousands of dollars
     1995                                                         $  1,045         $ 24,076         $ 25,121
     1996                                                            1,059           25,749           26,808
     1997                                                            1,060           27,695           28,755
     1998                                                            1,060           29,304           30,364
     1999                                                            1,495           16,908           18,403
     Thereafter                                                      7,105           15,557           22,662
     ---------------------------------------------------------------------------------------------------------
     Total minimum lease payments                                   12,824         $139,289         $152,113
     Less: Amounts representing interest                             5,012         ===========================
     -----------------------------------------------------------------------

     Present value of net minimum lease payments                  $  7,812
     =======================================================================


     Rental expense for all operating leases and service agreements was $25,444,000 in 1994, $22,432,000 in 1993 and $21,866,000 in 1992.
     Substantially all non-cancelable leases have renewal options with the renewal option periods ranging from 3 to 24 years.

                                                   OTHER REAL ESTATE OWNED     8

Other real estate owned is analyzed as follows:

                                                                     December 31,
                                                                 1994            1993
                                                             ----------------------------
                                                                 Thousands of dollars
Balance at beginning of year                                   $  5,269        $ 50,481
Transfers to other real estate owned                              8,203           6,597
Sales of other real estate owned                                 (7,532)        (31,598)
Write-downs, principal reductions and other                      (1,641)        (20,211)
-----------------------------------------------------------------------------------------

Balance at end of year                                         $  4,299        $  5,269
=========================================================================================





The allowance for losses on other real estate owned is analyzed as follows:

                                                                          Year ended December 31,
                                                                  1994            1993             1992
                                                          -------------------------------------------------
                                                                           Thousands of dollars
Balance at beginning of year                                   $    534        $ 13,954         $ 18,493
Provision for losses on other real estate owned                   1,046           3,760           13,913
Write-downs on other real estate owned                           (1,034)        (17,180)         (18,452)
-----------------------------------------------------------------------------------------------------------

Balance at end of year                                         $    546        $    534         $ 13,954
===========================================================================================================

The net carrying value of other real estate owned was $3,753,000 and $4,735,000 at December 31, 1994 and 1993, respectively. The net realized gain on the sale of other real estate owned was $1,496,000, $3,096,000 and $2,854,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

                                                                  DEPOSITS     9

Deposits of $100,000 or more are as follows:

                                                                     December 31,
                                                                 1994            1993
                                                             --------------------------
                                                                 Thousands of dollars
Certificates of deposits                                     $  364,584       $ 228,365
Other time deposits                                              52,246          82,912
-----------------------------------------------------------------------------------------

Total deposits of $100,000 or more                           $  416,830       $ 311,277
=========================================================================================


Related interest expense was $15,475,000 in 1994, $17,014,000 in 1993 and $20,950,000 in 1992.

10   SHORT-TERM BORROWINGS

     Information on short-term borrowings is presented below:

                                                                         1993
                                                 1994             Amount     Rate                1992
                                          Amount      Rate      Thousands of dollars       Amount    Rate
                                       --------------------------------------------------------------------
 AT YEAR END
     Federal funds purchased             $  394,304   6.12%     $  132,655   2.92%     $  137,868   3.02%
     Securities sold under agreements
        to repurchase                       549,849   5.18         378,641   3.18         207,604   3.34
     Commercial paper                        49,773   5.57          21,616   2.99              --     --
     Other short-term borrowings            375,998   6.19         255,283   3.29              --     --
     ------------------------------------------------------------------------------------------------------

     Total                               $1,369,924   5.74%     $  788,195   3.17%     $  345,472   3.21%
     ======================================================================================================

 AVERAGE FOR THE YEAR
     Federal funds purchased             $  298,375   4.33%     $  121,051   3.02%     $  109,793   3.39%
     Securities sold under agreements
        to repurchase                       385,529   4.67         366,184   3.05         410,438   3.65
     Commercial paper                        40,033   4.24           3,437   3.00              --     --
     Other short-term borrowings            246,420   4.86          59,716   3.47           4,212   4.39
     ------------------------------------------------------------------------------------------------------

     Total                               $  970,357   4.60%     $  550,388   3.09%     $  524,443   3.60%
     ======================================================================================================

 MAXIMUM MONTH END BALANCE
     Federal funds purchased             $  601,973             $  270,123             $  139,648
     Securities sold under agreements
        to repurchase                       597,206                625,294                639,148
     Commercial paper                        49,773                 21,616                     --
     Other short-term borrowings            481,016                360,171                 65,000

     Federal funds purchased generally had a remaining average maturity of one day. Securities sold under agreements to repurchase generally had remaining average maturities of one day to eight months. Commercial paper had remaining average maturities of one to 100 days. Other short-term borrowings had remaining average maturities of five days to 11 months. At December 31, 1994, the Company had a secured line of credit with the Federal Home Loan Bank. The line of credit in the amount of $315,000,000 expires on October 26, 1995. The $315,000,000 outstanding balance is secured by mortgage-backed securities.

     The Company has $40,000,000 in lines of credit as back-up for commercial paper maturities. At December 31, 1994, there were no outstanding balances under these lines of credit. These lines of credit expire on June 29, 1995.




11    LONG-TERM DEBT

A summary of long-term debt payable is as follows:

                                                                    December 31,
                                                                   1994      1993
                                                           -----------------------------
                                                                Thousands of dollars
ANNUAL REPAYMENT NOTES
     7.50% Capital notes (a)                                     $    --   $ 6,140


SINGLE REPAYMENT NOTES
     Floating rate subordinated notes (b)                         13,000    13,000
     10.20% Subordinated notes (c)                                30,000    30,000


OTHER LONG-TERM DEBT
     Long-term debt obligations under capital leases - Note 7      7,812     7,875
     Lines of credit (d)                                          38,500    40,000
     Other                                                           242     1,723
     -----------------------------------------------------------------------------------

     Total long-term debt                                        $89,554   $98,738
     ===================================================================================

                                               LONG-TERM DEBT (continued)     11

(a) The Capital notes issued in April 1992 were paid off in June 1994 prior to maturity, and were subordinate to claims of depositors and other creditors of the Company. The notes were considered Tier 2 capital by bank regulators in evaluating capital adequacy. Payments of principal and interest on the 7.50 percent Capital notes were guaranteed by the Company and had an original maturity of January 1, 1997.

(b) The floating-rate subordinated notes issued in November 1985 are due November 1997 and are considered Tier 2 capital by bank regulators in evaluating capital adequacy. Interest is payable quarterly at 0.38 percent above the London Interbank Offered Rate ("LIBOR") for three-month United States dollar deposits. At December 31, 1994, the interest rate was 6.88 percent. At maturity the notes may be exchanged at the option of the Company for common stock, perpetual preferred stock or other capital securities of the Company. This debt is recorded at the parent company level.

(c) The subordinated notes issued June 1987 and due in June 1999 are considered Tier 2 capital by the bank regulators in evaluating capital adequacy. The subordinated notes were issued in conjunction with an interest rate swap, resulting in an interest rate at 0.76 percent above the LIBOR for six-month United States dollar deposits. Interest is payable semiannually. At December 31, 1994, the interest rate was 7.76 percent. At maturity the notes may be exchanged at the option of the Company for common stock, perpetual preferred stock or other capital securities of the Company. This debt is recorded at the parent company level.

(d) The lines of credit with Federal Home Loan Bank consist of: a $13,500,000 line of credit with an interest rate of 5.86 percent with payments of $750,000 made semiannually, maturing on November 8, 2003 and a $25,000,000 line of credit with an interest rate of 5.70 percent maturing on August 5, 1998. The $13,500,000 and $25,000,000 outstanding balances were secured by mortgage-backed securities.

The principal maturities of long-term debt are as follows:

                                                Parent only          Consolidated
                                             ---------------------------------------
                                                     Thousands of dollars
Year ending December 31,
1995                                             $   166               $  1,730
1996                                                  75                  1,652
1997                                              13,000                 14,578
1998                                                   -                 26,576
1999                                              30,000                 32,039
Thereafter                                             -                 12,979
------------------------------------------------------------------------------------
Total long-term debt                             $43,241               $ 89,554
====================================================================================


                                              COMMITMENTS & CONTINGENCIES     12

In the normal course of business, various claims and lawsuits are pending against the Company. Management, after reviewing with counsel all actions and proceedings, considers that the aggregate liability or loss, if any, resulting therefrom will not be material to the Company's financial position or results of operations.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of loans or through letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amounts of the instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of non-performance by the other party to commitments to extend credit, standby letters of credit and commercial letters of credit is represented by the contractual or notional amounts of these instruments. The Company accepts a variety of collateral types for these instruments, including accounts receivable, inventory, fixed assets, financial guarantees of responsible third parties, real and personal property, marketable securities and cash or cash equivalents.

     Since many of the commitments to extend credit, standby letters of credit and commercial letters of credit are expected to expire without being drawn upon, the contractual or notional amounts do not represent future cash requirements.

     Commitments to extend credit are contractual obligations to lend to a customer as long as all established contractual conditions are satisfied. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer.

     Standby letters of credit and financial guarantees are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are generally terminated through the lapse of time.

     Commercial letters of credit are conditional commitments issued by the Company to guarantee payment by a customer to a third party upon proof of shipment or delivery of goods as agreed. Commercial letters of credit are used primarily for importing or exporting goods and are terminated when proper payment is made by the customer.

     Commitments to purchase and sell securities-when-issued were primarily for fixed rate municipal securities at December 31, 1993.

     The contractual or notional amounts of financial instruments having credit risk in excess of that reported in the Consolidated Balance Sheets are as follows:

                                                                    December 31,
                                                               1994            1993
                                                           -----------------------------
                                                                 Thousands of dollars
     Commitments to extend credit                          $(1,312,267)   $(1,183,629)
     Standby letters of credit and financial guarantees        (87,271)       (85,205)
     Commercial letters of credit                               (1,371)          (615)
     Commitments to purchase securities-when-issued                 --        (22,735)
     Commitments to sell securities-when-issued                     --         20,800


13   SHAREHOLDERS' EQUITY

     Dividends are paid by the Company from its unrestricted net assets, which are mainly provided by dividends from the Company's subsidiaries. The Bank can initiate dividend payments to the Company equal to net profit, as defined by statute. Regulations also restrict the Bank in lending funds to affiliates, including the Company, subject to regulatory collateral requirements. At December 31, 1994, the Bank had $106,978,000 of undivided profits available for payment of dividends to the Company. At December 31, 1994, no loans to the parent company from the Bank were outstanding.

     In 1994, the Board of Directors adopted the 1994 Stock Option Plan for outside directors, authorizing the issuance of options for up to 300,000 shares of the Company's common stock. During 1994, 26,000 shares were granted. At December 31, 1994, 274,000 shares were available for grant under this plan.

     In 1993, the Board of Directors adopted the 1993 Equity Incentive Plan. Under this plan, options can be granted for up to two million shares of the Company's common stock. During 1994, options for 370,752 shares were granted under the 1993 Equity Incentive Plan. At December 31, 1994, 1,643,748 shares were available for grant under this plan.

     In 1992, the Board of Directors adopted the 1992 Stock Option Plan which extended the term of the previous 1982 Stock Option Plan. The total number of shares of common stock authorized for issuance under the 1992 and 1982 Stock Options Plans was 2,986,950. During 1994, 15,000 shares were granted. At December 31, 1994, stock options for 78,079 shares could be granted under the 1992 Stock Option Plan. There are no available shares under the 1982 plan.

                                         SHAREHOLDERS' EQUITY (continued)     13

The Company had authorized and granted options for 475,921 shares pursuant to mergers consummated in 1987 and 1986. During 1994, the Company authorized and granted options for 247,942 shares pursuant to the Merchant and Chattahoochee acquisitions.

The following table presents information on these plans:

                                                      Year ended December 31,
                                  1994                       1993                         1992
                       --------------------------------------------------------------------------------------
                           Number    Option price     Number     Option price     Number       Option price
                          of shares    per share     of shares     per share     of shares       per share
                       --------------------------------------------------------------------------------------
Options outstanding,
  beginning of year     1,913,732    $ 4.35 - 16.64   2,255,110   $ 4.35 - 16.64   2,248,841   $ 3.24 - 16.64
Granted                   659,694     13.86 - 21.53     105,641     8.33 - 13.86     199,497     8.33 - 13.86
Exercised                (470,050)     4.35 - 15.82    (289,916)    7.27 - 15.82     (13,972)    3.24 - 10.91
Canceled                  (17,556)     8.84 - 19.43    (157,103)   10.05 - 16.64    (179,256)    7.71 - 15.82
-------------------------------------------------------------------------------------------------------------
Options outstanding,
  end of year           2,085,820    $ 6.00 - 20.38   1,913,732   $ 4.35 - 16.64   2,255,110   $ 4.35 - 16.64
=============================================================================================================
Options granted
  (cumulative)          4,426,758                     3,767,064                    3,661,423
=============================================================================================================


Effective July 17, 1993, the Company adopted a new Employee Stock Purchase Plan under which one million shares of common stock have been made available for purchase through employee payroll withholdings or direct payment. Shares are issued to participants at the lesser of 85 percent of the market price at the beginning or end of the period. During 1994, purchases under the plan were 126,051 shares. At December 31, 1994, there were 836,570 shares available for issuance under that plan.

Effective February 13, 1992, the Company adopted a Dividend Reinvestment and Stock Purchase Plan under which stock could be purchased by shareholders at 95 percent of the average market price at the date of purchase without incurring brokerage commissions, service charges or other fees. During the fourth quarter of 1993, the plan was amended to discontinue this 5 percent discount. During 1994, purchases under the plan were 88,203 shares. At December 31, 1994, there were 3,544,197 shares available for issuance under that plan.

                                         DERIVATIVE FINANCIAL INSTRUMENTS     14

The Company's principal objective in holding derivatives is for asset-liability management. The operations of the Company are subject to the risk of interest rate fluctuations to the extent that there is a difference between the amount of the Company's interest-earning assets and the amount of interest-bearing liabilities that mature or reprice in specified periods. The principal objective of the Company's asset-liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Company. To achieve that objective, the Company utilizes a combination of derivative financial instruments, primarily interest rate swaps and interest rate caps. In addition, the Company utilizes interest rate futures and options on a limited basis.

An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified floating-rate index. Interest rate caps are option-like contracts that require the seller to pay the purchaser at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate, applied to a notional principal amount.

Interest rate options are contracts that grant the purchaser, for a premium payment, the right to either purchase or sell a financial instrument at a specified price within a specified period of time or on a specified date from or to the writer of the option. Interest rate futures contracts are commitments to either purchase or sell a financial instrument at a specific future date for a specified price and may be settled in cash or through delivery of the financial instrument.

     Income or expense on derivative financial instruments used to manage interest rate exposure is recorded on an accrual basis as an adjustment to the yield of the related interest-earning assets or interest-bearing liabilities over the periods covered by the contracts. As of December 31, 1994, there were no deferred gains. During 1994 and 1993, the Company recognized $5,189,000 and $179,000, respectively, of deferred gains on terminations of interest rate swaps. The Company uses futures and options to manage trading account risk.

    The notional amount and fair value of the Company's derivative financial instruments by category at DECEMBER 31, 1994 are summarized as follows:

                                  Notional amount     Fair value       Credit exposure
                               ---------------------------------------------------------
                                                  Thousands of dollars
     Interest rate swaps            $2,075,511       $ (106,882)        $    4,138
     Interest rate caps              1,547,000           16,459             16,484
     Futures                            35,000               (1)                --
     Written put options                 8,000               (6)                --
     Purchased call options            101,362               (2)                --
     -----------------------------------------------------------------------------------
     Total financial derivatives    $3,766,873       $  (90,432)        $   20,622
     ===================================================================================




     The notional amount, fair value, average pay and receive rates (average strike rate), average final maturities and average life of the Company's derivative financial instruments by hedging activity at December 31, 1994 are summarized as follows:

                                                      Notional       Fair      Pay    Receive  Average final     Average
                                                       amount        value     rate     rate      maturity*       life*
                                                     --------------------------------------------------------------------
                                                                               Thousands of dollars
     Interest rate swaps:
       Loans                                         $1,198,910   $  (64,110)  6.0%     6.5%        3.6            2.0
       Capital markets:
         Trading accounts                                50,000        1,677   4.2      7.0         1.0            1.0
         Investment securities available for sale       245,900       (3,254)  5.6      6.8         1.7            0.2
         Investment securities held to maturity         425,701      (42,165)  7.7      7.8         4.6            4.5
       Deposits                                          25,000         (390)  5.3      6.3         1.3            1.3
       Debt                                             130,000        1,360   5.9      6.9         1.4            1.4
     --------------------------------------------------------------------------------------------------------------------
     Total interest rate swaps                       $2,075,511   $ (106,882)  6.3%     6.8%        3.4            2.2
     ====================================================================================================================




                                                      Notional        Fair    Average strike   Average final       Average
                                                       amount         value        rate          maturity*          life*
                                                  --------------------------------------------------------------------------
                                                                            Thousands of dollars
     Interest rate caps:
       Deposits                                      $1,000,000    $    9,497       6.0%              0.8             0.8
       Capital markets:
         Investment securities available for sale       125,000         2,002       9.4               3.4             3.4
         Investment securities held to maturity         422,000         4,960       6.3               1.0             1.0
     -----------------------------------------------------------------------------------------------------------------------
     Total interest rate caps                        $1,547,000    $   16,459       6.4%              1.1             1.1
     =======================================================================================================================

     *Calculated in years. Average final maturity is calculated using the remaining maturity for all interest rate swaps and caps within the given category. Average life is average final maturity adjusted to reflect the estimated effects of amortization of the related notional amounts for the interest rate swaps and caps.

                                      FAIR VALUE OF FINANCIAL INSTRUMENTS     15

Statement of Financial Accounting Standards Number 107 ("FAS 107"), "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on settlements using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments:

CASH, DUE FROM BANKS, FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL The carrying amounts reported in the balance sheet for cash, due from banks, Federal funds sold and securities purchased under agreements to resell approximates those assets' fair values.

TRADING ACCOUNT SECURITIES, INVESTMENT SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES HELD TO MATURITY For securities and derivative instruments held for trading purposes (which include mortgage-backed securities, agency securities, bonds, interest rate futures, options and securities sold not owned), fair values are based on quoted market prices or dealer quotes. For other investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

LOANS For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., 1-4 family residential) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

DEPOSITS The fair values disclosed for demand deposits (e.g., interest and non-interest bearing demand deposits, NOW accounts, savings accounts and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts, time deposits and certificates of deposit with maturities of less than one year approximate their fair values at the reporting date. Fair values for all other fixed-rate time deposits and certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these deposits to a schedule of aggregated expected monthly maturities.

SHORT-TERM BORROWINGS The carrying amounts reported in the balance sheet for short-term debt approximate those liabilities' fair values.

LONG-TERM DEBT For variable rate long-term debt that reprices frequently, fair values are based on carrying values. The fair values of the Company's other long-term debt is estimated using discounted cash flow analyses, based on current incremental borrowing rates for similar types of borrowing arrangements.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS Fair values for off-balance-sheet financial instruments are based on fair values obtained by soliciting close-out bids or offers from counterparties (interest rate swaps and interest rate caps); quoted market prices (futures); current settlement values (written and purchased options); fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (guarantees and loan commitments); or, if there are no relevant comparables, on pricing models or formulas, using current assumptions.

                                                                      December 31,
                                                             1994                        1993
                                                    Carrying       Fair        Carrying        Fair
                                                     amount        value        amount         value
                                                  -----------------------------------------------------
                                                                 Thousands of dollars
FINANCIAL INSTRUMENTS (ASSETS)
     Cash and due from banks                        $  369,114   $  369,114   $  374,304   $  374,304
     Federal funds sold and securities
         purchased under agreements to resell           50,649       50,649        9,170        9,170
     Trading account securities                         75,431       75,431       13,154       13,154
     Investment securities available for sale          402,469      402,469    1,060,992    1,060,992
     Investment securities held to maturity          1,945,856    1,851,892      769,584      765,423
     Loans, net of unearned income                   3,771,316    3,699,082    3,318,598    3,353,044
     Customers' acceptance liability                       770          770        1,733        1,733
     --------------------------------------------------------------------------------------------------

     Total financial instruments (assets)            6,615,605   $6,449,407    5,547,535   $5,577,820
                                                                 =========                 ==========
     Non-financial Instruments (assets)                313,660                   217,233
     ---------------------------------------------------------                ----------

     Total assets                                   $6,929,265                $5,764,768
     =========================================================                ==========

FINANCIAL INSTRUMENTS (LIABILITIES)
     Non-interest-bearing demand deposits           $1,163,119   $1,163,119   $1,084,236   $1,084,236
     Interest-bearing deposits                       3,586,562    3,564,395    3,165,962    3,175,024
     --------------------------------------------------------------------------------------------------
     Total deposits                                  4,749,681    4,727,514    4,250,198    4,259,260
     Short-term borrowings                           1,369,924    1,369,924      788,195      788,195
     Long-term debt                                     89,554       90,112       98,738       98,206
     Bank acceptances outstanding                          770          770        1,733        1,733
     --------------------------------------------------------------------------------------------------

     Total financial instruments (liabilities)       6,209,929   $6,188,320    5,138,864   $5,147,394
     Non-financial instruments                                   ==========                ==========
          (liabilities and shareholders' equity)       719,336                   625,904
     ---------------------------------------------------------                ----------

     Total liabilities and shareholders' equity     $6,929,265                $5,764,768
     =========================================================                ==========




     The fair values for the Company's off-balance-sheet financial instruments are summarized as follows:

                                                                         December 31,
                                                                1994                           1993
                                                  Contractual or       Fair     Contractual or       Fair
                                                  notional amount      value    notional amount      value
                                                -------------------------------------------------------------
                                                                   Thousands of dollars
     Interest rate swaps                           $ 2,075,511    $  (106,882)   $ 1,487,273    $    25,861
     Interest rate caps                              1,547,000         16,459             --             --
     Commitments to extend credit                   (1,312,267)        (2,493)    (1,183,629)        (1,924)
     Standby letters of credit and
         financial guarantees written                  (87,271)          (808)       (85,205)          (742)
     Commercial letters of credit                       (1,371)           (65)          (615)          (104)
     Commitments to purchase
        securities-when-issued                              --             --        (22,735)       (22,627)
     Commitments to sell securities-when-issued             --             --         20,800         20,702
     Option contracts                                  109,362             (8)       200,124             89
     Futures contracts                                  35,000             (1)       103,000              3

                                                        EMPLOYEE BENEFITS     16

The Company sponsors a noncontributory trusteed pension plan that covers substantially all employees of the Company who have completed one year of service and have attained the age of 21. The plan provides defined benefits based on an employee's compensation, age at retirement and years of service. It is the policy of the Company to fund not less than the minimum funding amounts required by ERISA.

Net periodic pension cost of this plan included the following components:

                                                                               Year ended December 31,
                                                                         1994           1993         1992
                                                                      --------------------------------------
                                                                                Thousands of dollars
Service cost                                                          $ 1,952        $ 1,765      $ 1,804
Interest costs on projected benefit obligations                         2,520          2,250        2,787
Actual return on plan assets                                              696         (2,522)      (3,076)
Net amortization and deferral                                          (4,992)        (1,341)         444
------------------------------------------------------------------------------------------------------------

Net periodic pension cost                                             $   176        $   152      $ 1,959
============================================================================================================




Assumptions used to determine the projected benefit obligations were:

                                                                              December 31,
                                                                           1994          1993
                                                                       ------------------------
Discount rates                                                             8.5%          7.5%
Rates of increase in compensation levels                                   5.5           5.5


The expected long-term rate of return on plan assets used to determine the net periodic pension cost was 9.0 percent in 1994, 1993 and 1992.

The following table sets forth this plan's funded status and amounts recognized in the Company's balance sheets:

                                                                                        December 31,
                                                                                      1994         1993
                                                                             ---------------------------------
                                                                                    Thousands of dollars
Accumulated benefit obligations:
   Vested                                                                           $ 32,575     $ 31,989
   Non-vested                                                                            985          787
--------------------------------------------------------------------------------------------------------------

Total accumulated benefit obligations                                               $ 33,560     $ 32,776
==============================================================================================================

Market value of plan assets                                                         $ 38,707     $ 37,727
Projected benefit obligation                                                          33,923       32,776
--------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                                  4,784        4,951
Unrecognized net transition asset                                                     (2,322)      (2,668)
Unrecognized prior service benefit                                                    (5,370)      (5,791)
Unrecognized net loss                                                                  5,855        3,168
--------------------------------------------------------------------------------------------------------------

Prepaid (accrued) pension expense recognized in the balance sheet                   $  2,947     $   (340)
==============================================================================================================

     At December 31, 1994, the Plan assets included common stocks, U.S. Treasury notes and units of commingled trust funds. Included in common stocks were 68,019 shares of the Company's common stock with a market value of approximately $1,207,337.

     In 1993, the Company offered an early retirement window to all employees who were at least 55 years of age and had 15 years of credited service. Eligible employees were required to accept or decline this offer by March 31, 1993, and retire by June 30, 1993, if the offer was accepted. The window provided a benefit calculated using both the greater accrued benefit reflecting 5 years extra service or treating the participants as if they were 5 years older and the cash balance earnings credit for 1993. Thirty-two employees accepted the window option. The early retirement window option cost for 1993 was $1,381,000.

     Effective April 1, 1993, the Company amended and restated a prior contributory profit sharing and investment plan to establish a 401(k) Profit Sharing Plan. Under the provisions of the current plan, eligible employees (those with 6 months of full-time service) may contribute 1 percent to 10 percent of their salaries. The Company will provide a guaranteed match of 100 percent of the first 1 percent to 6 percent of employee contributions. If the Company exceeds certain goals, the Board may authorize additional matching contributions of up to 75 percent of the first 1 percent to 6 percent of employee contributions. In addition, the Board may authorize a profit sharing contribution of zero to $400 per eligible employee. The aggregate expense associated with these plans was $3,134,000 in 1994, $3,712,000 in 1993, and $131,000 in 1992. Included in
     the assets of this plan were 1,589,762 shares of the Company's common stock with a market value of approximately $28,218,276.

     The Company also sponsors an unfunded non-qualified Supplemental Executive Retirement Plan that provides certain key executive officers of the Company defined pension benefits, in excess of those benefits provided by qualified plans.

     Net periodic pension cost of this plan included the following components:

                                                                                 Year ended December 31,
                                                                             1994         1993          1992
                                                                          -------------------------------------
                                                                                    Thousands of dollars
     Service cost                                                           $  288        $ 226          $224
     Interest costs on projected benefit obligations                           164          142            97
     Net amortization and deferral                                              56           50            28
     ----------------------------------------------------------------------------------------------------------
     Net periodic pension cost                                              $  508        $ 418          $349
     ==========================================================================================================





      Assumptions used to determine the projected benefit obligation were:

                                                                      December 31,
                                                                   1994        1993
                                                                ---------------------
     Discount rates                                                8.5%        7.5%
     Rates of increase in compensation levels                      6.0         6.0

                                            EMPLOYEE BENEFITS (continued)     16

The following sets forth the Supplemental Executive Retirement Plan's funded status and amounts recognized in the Company's balance sheets:

                                                                           December 31,
                                                                       1994          1993
                                                                  ----------------------------
                                                                       Thousands of dollars
Accumulated benefit obligations:
   Non-vested                                                        $  1,339      $  1,288
----------------------------------------------------------------------------------------------

Total accumulated benefit obligations                                $  1,339      $  1,288
==============================================================================================

Projected benefit obligation                                         $  2,020      $  2,158
----------------------------------------------------------------------------------------------
Projected benefit obligation in excess of plan assets                  (2,020)       (2,158)
Unrecognized net transition obligations                                   189           216
Unrecognized prior service costs                                          285           260
Unrecognized net (gain) loss                                             (440)          187
----------------------------------------------------------------------------------------------

Accrued pension expense recognized in the balance sheet              $ (1,986)     $ (1,495)
==============================================================================================



In addition to the Company's defined-benefit pension plans, the Company sponsors a defined-benefit health care plan that provides postretirement medical benefits to full-time employees who have worked 15 years and attained age 55 while in service with the Company. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year.

In 1993, the Company adopted Statement of Financial Accounting Standards Number 106 ("FAS 106"), "Employers' Accounting for Postretirement Benefits Other than Pensions." Postretirement benefit cost for 1992 of $249,000, which was recorded on a cash basis, was not restated. The transition obligation is being amortized over 20 years.

Net periodic postretirement benefit cost included the following components:

                                                                                   Year ended December 31,
                                                                                   1994              1993
                                                                                ----------------------------
                                                                                    Thousands of dollars
Service cost                                                                       $ 122          $   101
Interest costs on projected benefit obligations                                      402              578
Amortization of transition obligation                                                262              344
------------------------------------------------------------------------------------------------------------

Net periodic postretirement benefit cost                                           $ 786          $ 1,023
============================================================================================================

     The following table presents the plan's funded status, reconciled with amounts recognized in the Company's balance sheets:


                                                                                     Year ended December 31,
                                                                                    1994                1993
                                                                                 ------------------------------
                                                                                      Thousands of dollars
     Accumulated postretirement benefit obligation:
        Retirees                                                                  $ 4,210             $ 5,876
        Fully eligible active plan participants                                       151                 692
        Other active plan participants                                                814                  73
     ----------------------------------------------------------------------------------------------------------

     Total accumulated postretirement benefit obligations                         $ 5,175             $ 6,641
     ==========================================================================================================

     Accumulated postretirement benefit obligation
        in excess of plan assets                                                  $(5,175)            $(6,641)
     Unrecognized transition obligation                                             6,197               6,541
     Unrecognized net gain                                                         (2,152)               (554)
     ----------------------------------------------------------------------------------------------------------

     Accrued postretirement benefit expense recognized in the balance sheet       $(1,130)            $  (654)
     ==========================================================================================================


     The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) for participants under age 65 is 10.5 percent for 1995 and is assumed to decrease gradually to 5.5 percent for 2003 and remain at that level thereafter. The weighted-average annual assumed rate of increase in the per capita cost of covered benefits for participants over age 65 is 10 percent for 1995 and is assumed to decrease gradually to 5 percent for 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1994, by $657,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 by $65,000.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.5 percent at December 31, 1994 and
     7.5 percent at December 31, 1993. The plan has not been funded, therefore the long-term rate-of-return assumptions have not been established.

17   OTHER EXPENSE

     The major components of other expense are:

                                                Year ended December 31,
                                             1994        1993       1992
                                         ----------------------------------
                                                 Thousands of dollars
     Electronic banking                    $  7,070   $  4,963   $  3,762
     Postage and freight                      6,596      5,457      5,149
     Stationery and supplies                  5,339      4,739      4,142
     Marketing and business development      12,150     11,447      8,128
     Professional fees                        9,869     12,369     12,842
     Insurance and taxes                     13,363     13,991     12,467
     Other data-processing expense           16,906     13,795     13,906
     General and administrative               3,686      5,402      7,314
     Amortization of intangibles             12,363      5,758     11,394
     Other                                   13,842     11,441     11,377
     ----------------------------------------------------------------------

     Total other expense                   $101,184   $ 89,362   $ 90,481
     ======================================================================

                                                             INCOME TAXES     18

Income tax expense is summarized as follows:

                                                                         Year ended December 31,
                                                                      Liability                  Deferred
                                                                        method                    method
                                                                1994              1993             1992
                                                           ------------------------------------------------
                                                                           Thousands of dollars
Current federal tax expense                                   $ 4,934           $19,817           $4,143
Current state tax expense                                          14             1,892               93
-----------------------------------------------------------------------------------------------------------
Total current tax expense                                       4,948            21,709            4,236
-----------------------------------------------------------------------------------------------------------

Deferred federal tax expense (benefit)                          6,989            (1,486)           2,547
Deferred state tax expense (benefit)                              508              (229)              44
-----------------------------------------------------------------------------------------------------------
Total deferred tax expense (benefit)                            7,497            (1,715)           2,591
-----------------------------------------------------------------------------------------------------------

Total income tax expense                                      $12,445           $19,994           $6,827
===========================================================================================================


Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards Number 109 ("FAS 109"), "Accounting for Income Taxes." As permitted under FAS 109, prior years' financial statements have not been restated. The effect of adopting FAS 109 was not material to financial position or results of operations of the Company.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                               Year ended December 31,
                                                        1994                             1993
                                            Deferred tax    Deferred tax      Deferred tax  Deferred tax
                                               assets        liabilities         assets      liabilities
                                           ---------------------------------------------------------------
                                                                    Thousands of dollars
Allowance for loan losses                      $ 34,427        $     --       $ 36,160        $     --
Other real estate owned                             495              --          2,613              --
Reserves for expenses                             3,974              --          4,451              --
Deferred compensation                             4,541              --          3,817              --
Mortgage servicing premiums                       1,284              --          1,857              --
Federal net operating loss carryforward             455              --            652              --
Federal alternative minimum
   tax credit carryforward                        3,926              --            271              --
State net operating loss carryforward             1,377              --          2,649              --
State credit carryforward                         6,923              --          6,700              --
Market valuation adjustment on available for
   sale portfolio                                 2,850              --             --           1,667
Depreciation                                         --           4,594             --           4,937
Deferred option income                               --           8,664             --           6,987
Purchase accounting adjustments                      --           4,573             --           3,063
Deferred gain on interest rate swap                  --          16,400          2,128              --
Other                                             8,795           8,179          8,520           6,834
----------------------------------------------------------------------------------------------------------
                                                 69,047          42,410         69,818          23,488

Valuation allowance                             (10,332)        (26,940)
----------------------------------------------------------------------------------------------------------
Total deferred taxes                             58,715        $ 42,410         42,878        $ 23,488
----------------------------------------------------------------------------------------------------------

Net deferred taxes                             $ 16,305                       $ 19,390
==========================================================================================================

     The components of the provision for deferred income taxes were as follows:

                                             Year ended December 31, 1992
                                          -----------------------------------
                                                 Thousands of dollars
     Securities transactions                          $   (607)
     Other real estate owned                             3,775
     Allowance for loan losses                           2,561
     Non-accrual loans                                     672
     Deferred option income                              2,738
     Mortgage servicing premiums                        (2,073)
     Net alternative minimum tax                         7,365
     Net operating loss carryforward                   (10,715)
     Net general business credit carryforward             (453)
     Other                                                (672)
     -------------------------------------------------------------------

       Deferred tax expense                           $  2,591
     ===================================================================




     Income taxes at the statutory rate are reconciled to the Company's income tax expense as follows:

                                                              Liability method                  Deferred method
                                                         1994                   1993                   1992
                                                  Amount     Percent      Amount    Percent     Amount     Percent
                                              ----------------------------------------------------------------------
                                                                        Thousands of dollars
     Taxes at statutory rate                      $ 32,408    35.0%      $ 32,670    35.0%      $ 12,418    34.0%
     Increase (decrease) resulting from:
       Tax exempt income                            (9,212)  (10.0)        (3,468)   (3.7)        (1,984)   (5.4)
       Amortization of goodwill                      1,814     2.0            561     0.6            851     2.3
       State taxes, net of federal tax benefit         340     0.4          1,080     1.1             90     0.3
       Alternative minimum tax                          --      --             --      --          7,365    20.2
       Reduction of deferred tax
          valuation allowance                      (12,376)  (13.4)       (10,000)  (10.7)            --      --
       Net operating loss carryforward                  --      --             --      --        (10,958)  (30.0)
       General business credit carryforward             --      --             --      --         (1,151)   (3.2)
       Other                                          (529)   (0.6)          (849)   (0.9)           196     0.5
     ---------------------------------------------------------------------------------------------------------------

       Income tax expense                         $ 12,445    13.4%      $ 19,994    21.4%      $  6,827    18.7%
     ===============================================================================================================


     The Company increased its net Federal deferred tax asset in 1993 due to the increase in the corporate tax rate from 34 percent to 35 percent. The result was a reduction to deferred tax expense of $935,000.

     A valuation allowance of $10,332,000 at December 31, 1994 and $14,563,000 at December 31, 1993 offsets the full amount of the Georgia deferred tax asset.

     During 1993, the Company acquired Georgia NOL and occupation tax credit ("Credit") carryforwards in the BBA and BBFC acquisitions (see Note 2) of approximately $74,544,000 and $925,000, respectively. The NOL carryforwards expire in years through 2008 and the Credit carryforwards expire in years through 1997. The Company established a valuation allowance relating to carryforwards of $2,649,000 and $925,000, respectively, which is included in the valuation allowance noted above. If the Georgia NOL and Credit carryforwards are utilized the valuation allowance will be reduced, which, in turn will reduce goodwill for the transaction. For the year ended December 31, 1994, the Company recognized state tax expense of $508,000 relating to the reduction in the valuation allowance from Georgia NOL and Credit carryforwards that reduced goodwill.

     At December 31, 1994, the Company had Georgia Credit carryforwards available of $6,923,000 compared to $6,700,000 at December 31, 1993. At December 31, 1994, The Company had net operating loss carryforwards available of $22,950,000 expiring in years through 2009.

 CONDENSED FINANCIAL INFORMATION OF BANK SOUTH CORPORATION (PARENT ONLY)     19


CONDENSED BALANCE SHEETS

                                                                                        December 31,
                                                                                      1994         1993
                                                                                ---------------------------
                                                                                    Thousands of dollars
ASSETS
    Cash and due from banks                                                      $108,498         $ 81,767
    Investment securities available for sale                                        9,681               --
    Investment securities held to maturity                                          3,553            3,334
    Investment in affiliates*:
       Bank subsidiaries                                                          546,481          453,373
       Non-bank subsidiaries                                                        8,383            9,793
    ----------------------------------------------------------------------------------------------------------
    Total investment in affiliates                                                554,864          463,166
    ----------------------------------------------------------------------------------------------------------
    Advances to and amounts receivable from non-bank subsidiaries*                  6,957            5,655
    Goodwill and other intangible assets                                           16,626           19,228
    Other assets                                                                    4,778            5,009
    ----------------------------------------------------------------------------------------------------------

    Total assets                                                                 $704,957         $578,159
    ==========================================================================================================

LIABILITIES
    Advances from and amounts payable to non-bank subsidiaries*                  $     --         $  1,042
    Commercial paper                                                               49,773           21,616
    Long-term debt                                                                 43,241           43,408
    Other liabilities                                                              10,867           15,644
    ----------------------------------------------------------------------------------------------------------
    Total liabilities                                                             103,881           81,710
    ----------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY                                                              601,076          496,449
    ----------------------------------------------------------------------------------------------------------

    Total liabilities and shareholders' equity                                   $704,957         $578,159
    ==========================================================================================================

    * Eliminated in consolidation



CONDENSED STATEMENTS OF INCOME

                                                                     Year ended December 31,
                                                                 1994         1993        1992
                                                              ------------------------------------
                                                                        Thousands of dollars
REVENUE
    Income from affiliates*:
      Dividends from bank subsidiaries                          $ 27,936    $     --   $     --
      Interest from subsidiaries                                   4,252       1,544        640
      Management and service fees from subsidiaries               23,146      16,461     14,904
    ----------------------------------------------------------------------------------------------
    Total income from affiliates                                  55,334      18,005     15,544
    ----------------------------------------------------------------------------------------------
    Interest on advances and investment securities available
       for sale and investment securities held to maturity           491          56        450
    Gain on sale of subsidiary                                        --      32,288         --
    Other income                                                   3,008       2,958      2,951
    ----------------------------------------------------------------------------------------------
    Total revenue                                                 58,833      53,307     18,945
    ----------------------------------------------------------------------------------------------

EXPENSE
    Interest expense                                               4,141       2,290      2,448
    Management and service fees*                                   2,945       1,989      2,264
    Other expense                                                 26,747      24,176     19,897
    ----------------------------------------------------------------------------------------------
    Total expense                                                 33,833      28,455     24,609
    ----------------------------------------------------------------------------------------------
    Income (loss) before income taxes and equity in
      undistributed income of subsidiaries                        25,000      24,852     (5,664)
    Income tax (benefit) expense                                    (620)      8,507     (2,257)
    ----------------------------------------------------------------------------------------------
    Income (loss) before equity in undistributed
      income of subsidiaries                                      25,620      16,345     (3,407)
    Equity in undistributed income of subsidiaries*               54,531      57,004     33,104
    ----------------------------------------------------------------------------------------------

    Net income                                                  $ 80,151    $ 73,349   $ 29,697
    ==============================================================================================

    * Eliminated in consolidation

19 CONDENSED FINANCIAL INFORMATION OF BANK SOUTH CORPORATION (PARENT ONLY) (continued)

CONDENSED STATEMENTS OF CASH FLOWS

                                                                             Year ended December 31,
                                                                         1994          1993         1992
                                                                     -----------------------------------------
                                                                                Thousands of dollars
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                        $  80,151    $  73,349    $  29,697
     Adjustments to reconcile net income to net cash
         provided by operating activities:
       Equity in undistributed income of subsidiaries                    (54,531)     (57,004)     (33,104)
       Depreciation and amortization expense-premises and equipment          376          570          353
       Amortization expense-intangible and other assets                    2,602        2,724        2,238
       Gain on sale of subsidiary                                             --      (32,288)          --
       Net (increase) decrease in other assets                               (83)      33,543       11,263
       Net (decrease) increase in other liabilities                       (4,777)      13,881        1,371
     ---------------------------------------------------------------------------------------------------------
     Total adjustments                                                   (56,413)     (38,574)     (17,879)
     ---------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                            23,738       34,775       11,818
     ---------------------------------------------------------------------------------------------------------


CASH FLOWS FROM INVESTING ACTIVITIES
     Net decrease in other short-term investments                             --           --        3,800
     Net (increase) decrease in advances to subsidiaries                  (1,302)      (5,321)       1,216
     Purchase of investment securities available for sale                 (9,681)          --           --
     Purchase of investment securities held to maturity                     (235)        (262)          --
     Proceeds from calls, redemptions, and maturities of investment
         securities held to maturity                                          16           --           --
     Purchases of premises and equipment                                     (55)        (974)         (51)
     Business combinations, net of cash acquired                           1,553      (31,020)     (40,000)
     Capital contribution to subsidiaries                                   (500)     (14,437)          --
     ---------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                               (10,204)     (52,014)     (35,035)
     ---------------------------------------------------------------------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES
     Net (decrease) increase in advances from subsidiaries                (1,042)       1,040      (13,066)
     Net increase in commercial paper                                     28,157       21,616           --
     Repayments of long-term debt                                           (167)        (521)        (198)
     Cash dividends paid                                                 (26,030)     (11,267)          --
     Proceeds from employee and director stock purchases                  10,716        5,303        1,007
     Proceeds from dividend reinvestment plan                              1,563       59,389       19,083
     Proceeds from foreign stock issuance                                     --           --       39,430
     ---------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                            13,197       75,560       46,256
     ---------------------------------------------------------------------------------------------------------
     Net increase in cash and due from banks                              26,731       58,321       23,039
     Cash and due from banks at beginning of year                         81,767       23,446          407
     ---------------------------------------------------------------------------------------------------------

     Cash and due from banks at end of year                            $ 108,498    $  81,767    $  23,446
     =========================================================================================================





20   PENDING ACQUISITIONS

     On August 31, 1994, the Company agreed to acquire Gwinnett Bancshares, Inc. ("Gwinnett"), parent company of Gwinnett Federal Bank, FSB. As of December 31, 1994, Gwinnett had total assets of approximately $319,140,000 and total shareholders' equity of approximately $33,157,000. For the year ended December 31, 1994, Gwinnett reported a net loss of approximately $1,405,000. The acquisition is expected to close in the first quarter of 1995 and is expected to be accounted for using the pooling-of-interests accounting method.